UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

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Lazard Ltd

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2007

Notice of Annual

General Meeting

and Proxy Statement

March 30, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual General Meeting of Shareholders of Lazard Ltd and any adjournment or postponement of the meeting. We will hold the meeting on Tuesday, May 8, 2007, at 10:30 a.m. Eastern Daylight Time, in the MTR auditorium on the lower level of 25 West 52nd Street, New York, New York.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2006 Annual Report.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

Sincerely,

Bruce Wasserstein

Chairman and Chief Executive Officer

Lazard Ltd

Clarendon House

2 Church Street

Hamilton, HM11, Bermuda

Lazard Ltd

Notice of 2007 Annual General Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, May 8, 2007
Time:	10:30 a.m. Eastern Daylight Time
Place:	MTR Auditorium
25 West 52nd Street
New York, New York

Matters to be voted on:

•	Elect three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2010;

•

Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007 and authorization of the Company’s Board of Directors, acting by the Company’s Audit Committee, to set their remuneration; and

•	Any other matters that may properly be brought before the meeting and any adjournment or postponement thereof.

This notice and proxy statement describes the matters being voted on and contains certain other information. In this material, the terms “we”, “our”, “us”, “Lazard”, or the “Company” refers to Lazard Ltd and its subsidiaries, including Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), which is the current holding company for our businesses.

Only shareholders of record at the close of business on March 21, 2007 may vote in person or by proxy at the annual general meeting and any adjournment or postponement thereof. You will need proof of ownership of our Class A common stock to enter the meeting. This proxy solicitation material is being mailed to shareholders on or about March 30, 2007 with a copy of Lazard’s 2006 Annual Report, which includes financial statements for the period ended December 31, 2006 and the related independent auditor’s report. Copies of Lazard’s 2006 Annual Report will also be made available at the meeting.

Your vote is important. You may cast your vote by mail, telephone or over the Internet by following the instructions on your proxy card.

By order of the Board of Directors

Scott D. Hoffman

Secretary

March 30, 2007

Proxy Statement

General Information

Who Can Vote

Holders of our Class A and Class B common stock, as recorded in our share register at the close of business on March 21, 2007, the record date, may vote at the meeting and any adjournment or post postponement thereof. As of that date, there were 51,554,068 shares of Class A common stock outstanding and one share of Class B common stock outstanding.

On each matter to be voted upon, the Class A common stock and Class B common stock will vote together as a single class. As of the record date, each holder of Class A common stock is entitled to one vote per share and LAZ-MD Holdings LLC (“LAZ-MD Holdings”), as the holder of the share of Class B common stock, is entitled to 56,098,448 votes in respect of such share, or 52.1% of the voting power of our Company. With respect to matters raised at the 2007 annual general meeting, the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders agreement may individually direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock. Prior to the meeting, LAZ-MD Holdings will hold a separate, preliminary vote of such members on the matters to be voted on at the meeting. For a more detailed description of the LAZ-MD Holdings stockholders’ agreement, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement—Voting Rights.”

Voting Your Proxy

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Most shareholders have a choice of proxy voting by using a toll free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the Internet but do not specify how to vote, we will vote your shares in favor of our director nominees, and in favor of Proposal 2—the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007. The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2007 Annual General Meeting and with respect to other matters that may be properly brought before the Annual General Meeting and any adjournment or postponement thereof.

As of the date of this proxy statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, including any proposal submitted by a shareholder that was omitted from this proxy statement in accordance with applicable federal securities laws, the persons named in the proxy will vote according to their best judgment.

Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Scott D. Hoffman

Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the annual general meeting has broad authority to conduct the annual general meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Annual General Meeting

Only shareholders, their proxy holders, and our guests may attend the meeting. Space is limited and admission to the meeting will be on a first-come, first-serve basis. Verification of ownership may be requested at the admissions desk. If you are a holder of record and plan to attend the annual general meeting, please indicate this when you vote. When you arrive at the annual general meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on March 21, 2007, the record date for voting. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

You may listen to the annual general meeting over the Internet. Please go to our website, www.lazard.com, early to download any necessary audio software.

INFORMATION ABOUT OUR ANNUAL GENERAL MEETING AND SOLICITATION OF PROXIES

Votes Needed

Directors are elected by a plurality of the votes cast. “Plurality” means that the individuals who receive the largest number of votes cast FOR are elected as directors up to the maximum number of directors to be chosen at the meeting. Votes withheld from any director nominee will not be counted in such nominee’s favor. All other matters to be acted on at the meeting require the affirmative vote of a majority of the combined voting power of all of the shares of our common stock present or represented and entitled to vote at the meeting to constitute the action of the shareholders. Under Bermuda law, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum, and in accordance with our Bye-laws would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. A “broker nonvote” is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the New York Stock Exchange (“NYSE”).

Electronic Access to Proxy Materials and Annual Report

This proxy statement and the 2006 Annual Report can be viewed on our website at www.lazard.com/investorrelations/sec-filings.html. Most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

Board Recommendation

The Board of Directors recommends that you vote FOR each of the director nominees, and FOR ratification of the appointment of the independent registered public accounting firm.

Cost of this Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this mailing, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the Securities and Exchange Commission (“SEC”) to allow multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements and other disclosure documents if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You may revoke your consent to householding at any time by calling 1-800-542-1061.

If you wish to receive a separate paper copy of the annual report or proxy statement, you may send an e-mail to: investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attn: Investor Relations

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the three nominees described below for a term ending at the 2010 Annual General Meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Each of the nominees are current directors of Lazard. Each nominee has indicated to us that he will serve if elected. Messrs. Jones and Orsatelli were nominated to our Board of Directors pursuant to agreements that were entered into at the time of our initial public offering (“IPO”). See “Agreements with IXIS Corporate & Investment Bank and the Wasserstein Family Trusts.” Mr. Scott was recommended for election to the Board of Directors by members of our senior management. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Nominees for Election as Directors

For a Three-Year Term Expiring in 2010

Ellis Jones, age 53, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jones has served as Chief Executive Officer of Wasserstein & Co., LP since January 2001. Prior to becoming Chief Executive Officer of Wasserstein & Co., LP, Mr. Jones was a Managing Director of the investment banking firm Wasserstein Perella Inc. from February 1995 to January 2001. Prior to joining Wasserstein Perella Inc., Mr. Jones was a Managing Director at Salomon Brothers Inc. in its Corporate Finance Department from March 1989 to February 1995. Prior to joining Salomon Brothers Inc., Mr. Jones worked in the Investment Banking Department at The First Boston Corporation from September 1979 to March 1989. Mr. Jones is a member of the Board of Directors of Harry & David Holdings, Inc.

Anthony Orsatelli, age 55, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Orsatelli has served as a Member of the Executive Board of Natixis since November 2006 and as a Member of the Executive Board of IXIS Corporate and Investment Bank since December 2006. Mr. Orsatelli served as the Chief Executive Officer of IXIS Corporate and Investment Bank from November 2004 to December 2006 and as a Member of the Executive Board of Caisse Nationale des Caisses d’Epargne from December 2003 until November 2006. Previously, Mr. Orsatelli held various senior positions with CDC IXIS and CDC Marchés since June 1996. Prior to joining CDC Marchés, Mr. Orsatelli served as the Deputy Head of the Capital Markets Department of Caisse des Dépôts Paris from March 1995 to June 1996. Mr. Orsatelli previously served as the Head of the BNP Group in Japan from January 1992 to March 1995, as a Managing Director of BNP Securities London from October 1988 to December 1991, and as the Head of the international department and risk management at BNP’s financial division from July 1987 to October 1988. Mr. Orsatelli held positions with the French Ministry of Finance from September 1981 to July 1987 and with the Prime Minister’s office in France from September 1977 to September 1981. Mr. Orsatelli is a member of the Audit Committee of our Board of Directors.

Hal S. Scott, age 63, has served as a director of Lazard Ltd and Lazard Group since March 2006. Professor Scott is the Nomura Professor and Director of the Program on International Financial Systems at Harvard Law School, where he has taught since 1975. Before joining Harvard he served as a Law Clerk for the Hon. Justice Byron R. White, U.S. Supreme Court, from 1973 to 1974, and as an Assistant Professor of Law, University of California at Berkeley from 1974 to 1975. Professor Scott has published numerous books and articles on finance, international trade and securities laws. He is the Director of the Committee on Capital Markets Regulation, past President of the International Academy of Consumer and Commercial Law and past Governor of the American Stock Exchange (2002-2005). Professor Scott is the chairman of the Nominating & Governance Committee and a member of the Audit Committee of our Board of Directors.

Directors Continuing in Office

(Term Expiring in 2008)

Bruce Wasserstein, age 59, has served as Chairman and Chief Executive Officer of Lazard Ltd and Lazard Group since May 2005. Mr. Wasserstein has served as a director of Lazard Group since January 2002 and as a director of Lazard Ltd since April 2005. Mr. Wasserstein served as the Head of Lazard and Chairman of the Executive Committee of Lazard Group from January 2002 until May 2005. Prior to joining Lazard, Mr. Wasserstein was Executive Chairman at Dresdner Kleinwort Wasserstein from January 2001 to November 2001. Prior to joining Dresdner Kleinwort Wasserstein, he served as CEO of Wasserstein Perella Group (an investment banking firm he co-founded) from February 1988 to January 2001, when Wasserstein Perella Group was sold to Dresdner Bank. Prior to founding Wasserstein Perella Group, Mr. Wasserstein was the Co-Head of Investment Banking at The First Boston Corporation. Prior to joining First Boston, Mr. Wasserstein was an attorney at Cravath, Swaine & Moore. Mr. Wasserstein also currently serves as Chairman of Wasserstein & Co., LP, a private merchant bank, and is a member of the Board of Directors of Harry & David Holdings, Inc.

Ronald J. Doerfler, age 65, has served as a director of Lazard Ltd and Lazard Group since June 2006. Mr. Doerfler has been senior vice president and chief financial officer of The Hearst Corporation since February 1998, and was elected a member of Hearst’s Board of Directors in August 2002. Hearst is one of the nation’s largest diversified communications companies, with interests in magazine and newspaper publishing, television and radio stations, newspaper comics and features syndication, cable TV networks, television production and syndication, and new media activities. Mr. Doerfler arrived at Hearst from ABC, Inc., where he was senior vice president and chief financial officer. He joined Capital Cities Communications in 1969, was appointed treasurer in 1977 and senior vice president and chief financial officer in 1980. He played a major role in Capital Cities’ acquisition of ABC in 1986, and with the combined group’s 1996 merger with The Walt Disney Company. Mr. Doerfler is the chairman of the Audit Committee of our Board of Directors.

Michael J. Turner, CBE, age 58, has served as a director of Lazard Ltd and Lazard Group since March 2006. Mr. Turner has served as Chief Executive Officer of BAE Systems Plc since March 2002. Mr. Turner joined BAE Systems in 1966 and since that time has held a number of commercial, marketing and general management positions, including Chief Operating Officer from 1999 to March 2002. Mr. Turner is a member of the Board of Directors of Art Properties UK Ltd and joint chairman of the Aerospace Innovation and Growth Team in the UK. Mr. Turner is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors.

Directors Continuing in Office

(Term Expiring in 2009)

Steven J. Heyer, age 54, has served as a director of Lazard Ltd and Lazard Group since June 2005. Mr. Heyer has served as Chief Executive Officer of Starwood Hotels & Resorts Worldwide since October 2004. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001 he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. He currently serves on the Board of Directors of the National Collegiate Athletic Association and the Special Olympics. Mr. Heyer is the chairman of the Compensation Committee and a member of the Nominating & Governance Committee of our Board of Directors.

Sylvia Jay, CBE, age 60, has served as a director of Lazard Ltd and Lazard Group since March 2006. Lady Jay is Vice Chairman of L’Oreal UK, a position she has held since September 2005. From January 2001 to August 2005, she was the Director General of the Food & Drink Federation, a UK trade body. Lady Jay joined the United Kingdom Civil Service in 1971. Her civil service career, until she resigned in 1995, mainly concerned government financial aid to developing countries, including being a non-executive director to the Gibraltar Ship

Repair Company. She also worked in the Civil Service Selection Board to recruit fast stream administrators and diplomats; the French Ministere de la Cooperation; the French Tresor and was one of a small international team which set up the European Bank for Reconstruction and Development. Lady Jay is a member of the board of directors of each of Saint-Gobain and Alcatel-Lucent, as well as Chairman of Food from Britain. Lady Jay is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors.

Vernon E. Jordan, Jr., age 71, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jordan has served as a Senior Managing Director of Lazard Frères & Co. LLC since January 2000. Mr. Jordan has been Of Counsel at Akin, Gump, Strauss, Hauer & Feld L.L.P. since January 2000, where he served as Senior Executive Partner from January 1982 to December 1999. Prior to that, Mr. Jordan served as President and Chief Executive Officer of the National Urban League, Inc. from January 1972 to December 1981. Mr. Jordan currently serves on the boards of directors of American Express Company, Asbury Automotive Group, Inc., J.C. Penney Company, Inc. and Xerox Corporation; as a trustee to Howard University and DePauw University; and on the International Advisory Board of Barrick Gold.

Information Regarding The Board of Directors and Corporate Governance

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established three standing committees: the Audit Committee, the Nominating & Governance Committee, and the Compensation Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.Lazard.com/investorrelations/corp-governance.html. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

There were eight meetings of the Board of Directors in 2006. The Board has regularly scheduled meetings of non-executive directors following each meeting of the full Board. Each meeting of non-executive directors is presided over by one of the committee chairpersons.

Agreements with IXIS Corporate & Investment Bank and the Wasserstein Family Trusts

IXIS Corporate & Investment Bank (“IXIS”) participated as an investor in our recapitalization transactions in May 2005, purchasing $150 million of Lazard’s equity security units (which represent a contract to purchase Lazard Class A common stock on May 15, 2008 and a senior note of Lazard Group in an aggregate amount of $150 million) and 2,000,000 shares of Class A common stock at the IPO price of $25 per share. In connection with IXIS’s investment, we have agreed that we will nominate one person designated by IXIS to our Board of Directors until such time as (1) the shares of our common stock then owned by IXIS, plus (2) the shares of our common stock issuable under the terms of any exchangeable securities issued by us then owned by IXIS, constitute less than 50% of the sum of (a) the shares of our common stock initially purchased by IXIS, plus (b) the shares of our common stock issuable under the terms of any exchangeable securities issued by us initially purchased by IXIS. Anthony Orsatelli is the IXIS nominee to our Board of Directors.

The Wasserstein family trusts hold 9,958,196 LAZ-MD Holdings exchangeable interests that may be exchanged on a one for one basis into our Class A common stock. At the time of our IPO, we agreed that we would nominate to our Board of Directors one person designated by the Wasserstein family trusts until such time as (1) the shares of our common stock then owned directly or indirectly by the family trusts or any beneficiaries of the Wasserstein family trusts (in the aggregate), plus (2) the shares of our common stock issuable under the terms of any exchangeable interests issued by us then owned directly or indirectly by the Wasserstein family trusts or any beneficiaries of the Wasserstein family trusts (in the aggregate), constitute less than 50% of the shares of our common stock issuable under the terms of any exchangeable securities initially issued by us in connection with the separation and recapitalization transactions on May 10, 2005 and held by the family trusts (in the aggregate) as of the date of our IPO. Ellis Jones is the nominee of the Wasserstein family trusts to our Board of Directors.

Audit Committee

Ronald J. Doerfler* (Chair), Anthony Orsatelli and Hal S. Scott

This committee met five times in 2006. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	monitoring the integrity of the financial statements;

•	the qualifications, independence and performance of our independent auditors;

•	the performance of our internal audit function; and

•	compliance by us with certain legal and regulatory requirements.

A detailed list of the committee’s functions is included in its charter, which is available on our website at www.Lazard.com/investorrelations/corp-governance.html.

The Audit Committee also selects and oversees Lazard’s independent auditors, and pre-approves all services to be performed by the independent auditors pursuant to the Audit Committee pre-approval policy. All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE. All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Mr. Anthony Orsatelli and Mr. Ronald J. Doerfler have the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”.

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

This committee met five times in 2006. The Compensation Committee assists the Board of Directors by overseeing our compensation plans, policies and programs and has full authority to:

•	determine and approve the compensation of our Chief Executive Officer;

•	review and approve the recommendations of the Chief Executive Officer with respect to compensation of our other executive officers;

•	receive reports on our compensation programs as they affect all managing directors and employees; and

•	administer the 2005 Equity Incentive Plan and the 2005 Bonus Plan.

A detailed list of the committee’s functions is included in its charter, which is available on our website at www.Lazard.com/investorrelations/corp-governance.html. All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.

From time to time the Compensation Committee has established special equity award pools pursuant to the 2005 Equity Incentive Plan for the express purpose of granting awards to new hires and, under certain circumstances, retention awards to key employees (other than the named executive officers in the Summary Compensation Table). The Committee granted to our chief executive officer (or his designee) authority to determine the amount, terms and conditions of all awards made from the these pools and required that the Committee be updated on all such awards at its next scheduled meeting.

The Compensation Committee directly engaged Steven Hall & Partners, an independent compensation consulting firm, to assist it with benchmarking and compensation analyses, as well as to provide consulting on

*	Mr. Doerfler replaced Mr. Orsatelli as Audit Committee Chair on February 27, 2007. Mr. Orsatelli remains on the Audit Committee.

executive and non-executive compensation practices and determinations, including information on equity-based award design. From time to time, Bruce Wasserstein, our chief executive officer, will attend meetings of the Committee and express his views on the Company’s overall compensation philosophy. Following year-end, Mr. Wasserstein makes recommendations to the Committee as to the total compensation package (salary, bonus, and equity based awards) to be paid to each of the other named executive officers in the Summary Compensation Table. As part of this process Mr. Wasserstein requested information from MGMC, Inc. on pay levels for the general counsel of investment banking, given the scope of the Lazard general counsel’s role and lack of publicly available information. Steven Golub, our vice chairman, serves as management’s main liaison with the Committee and assists the Committee Chairman in setting the annual agenda and gathering the requested supporting material for each Committee meeting. Scott Hoffman, our general counsel, serves as secretary to the Committee.

Nominating & Governance Committee

Hal S. Scott (Chair), Steven J. Heyer, Sylvia Jay and Michael J. Turner

This committee met four times in 2006. The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board the director nominees for the next annual general meeting of shareholders;

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines;

•	leading the Board in an annual review of its own performance; and

•	recommending to the Board director nominees for each committee.

A detailed list of the committee’s functions is included in its charter, which is available on our website at www.Lazard.com/investorrelations/corp-governance.html.

The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of outside directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

Attendance

The average attendance by directors at meetings of the Board and its Committees was approximately 92%. The Board met eight times in 2006 and all current directors attended at least 75% of the meetings of the Board and Committees on which they served, except Mr. Heyer who missed Board and Committee meetings in August and October of 2006. We expect all directors to attend our annual general meeting of shareholders. In 2006 seven of our eight directors attended the Annual General Meeting of Shareholders.

Codes of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our chief executive officer, chief financial officer and principal accounting officer. Each of these codes are available on our website at www.lazard.com/investorrelations/ConductsandEthics.html. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

Communications with the Board

Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10020

The Lazard Ltd Board of Directors

c/o the General Counsel

These procedures are also posted on our website at www.lazard.com/investorrelations/Communications_NonMgmt_Directors.html.

Policy on Director Nomination Process

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee that candidates recommended by shareholders will be considered in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated, and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. While we could qualify for various exceptions to the governance standards of the NYSE as a “controlled company”, we have chosen not to be so treated and have committed to having a majority of our directors satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The Committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate. Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2008 Annual General Meeting of Shareholders may do so by submitting in writing such candidates name, in compliance with the procedures, and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, 62nd Floor, New York, New York 10020 between January 8, 2008 and February 7, 2008.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex A to this proxy statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director,” and consequently Mr. Wasserstein and Mr. Jordan are not independent directors of Lazard. In addition, the Board has determined that Mr. Ellis Jones, the chief executive officer of Wasserstein & Co., LP, a private equity investment firm that is majority owned by Wasserstein Family Trusts and Mr. Wasserstein, also has been determined not to be independent at this time.

The Board has determined that Messrs. Doerfler, Heyer, Scott, Turner, and Lady Jay do not have a material relationship with Lazard under the Board’s standards for independence and accordingly each is independent under the NYSE corporate governance listing standards. In making its independence determinations the Board considered the engagement of Lazard in 2006 by The Hearst Corporation and L’Oreal USA, Inc., a sister company of L’Oreal UK. Mr. Doerfler is the chief financial officer of The Hearst Corporation and Lady Jay is vice chairman of L’Oreal UK. In both instances Lazard provided M&A advisory services in the ordinary course of business and the engagements were deemed per se immaterial pursuant to Lazard’s Standards of Director Independence, as set forth on Annex A to this proxy statement.

The Board also determined that Mr. Orsatelli was independent, after giving careful consideration to the relationship between Lazard and IXIS Corporate & Investment Bank, of which Mr. Orsatelli is a member of the executive board. IXIS participated as an investor in our recapitalization transactions in May 2005, purchasing $150 million of our equity security units and 2,000,000 shares of Class A common stock at the IPO price of $25 per share. In connection with this investment, Lazard agreed to nominate one person designated by IXIS to our Board of Directors, currently Mr. Orsatelli. Lazard also has a cooperation arrangement with IXIS in France. The cooperation arrangement provides that Lazard Group and IXIS will (1) place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Ixis,” and cooperate in their respective origination, syndication and placement activities, (2) form an alliance in real estate advisory work with the objective of establishing a common brand for advisory and financing operations within France, and (3) create an exclusive mutual referral cooperation arrangement, subject to the fiduciary duties of each firm, with the goal of referring clients from Lazard Group to IXIS for services relating to corporate banking, lending, securitizations and derivatives within France and from IXIS to Lazard Group for mergers and acquisitions advisory services within France. In addition to activities conducted under the cooperation arrangement, in 2006 we advised on a major internal reorganization of Caisse Nationale des Caisses d’Epargne (“CNCE”), the former parent holding company of IXIS, involving both its shareholders and its subsidiaries. The CNCE reorganization involved (i) restructuring the shareholders of CNCE, involving the exit of Caisse des Depots, (ii) the formation of a new investment banking entity, Natixis, owned jointly by CNCE, the Banque Federale des Banques Populaires and the public, and (iii) the concomitant secondary offering of Natixis shares. Pursuant to this reorganization IXIS Corporate & Investment Bank became a wholly-owned subsidiary of Natixis, and the common brand for Lazard’s cooperation arrangement became “Lazard-Natixis”. In addition, in November of 2006 Mr. Orsatelli relinquished all his previous responsibilities in CNCE. In 2006, the cooperation arrangement generated approximately $55.4 million of gross revenue for IXIS and $27.9 million of gross revenue for Lazard (including underwriting fees from the Natixis secondary offering). We also received advisory fees of $17.7 million with respect to the CNCE reorganization and $0.5 million for advisory services on an unrelated transaction for CNCE in 2006. In 2005, Lazard advised IXIS on one transaction in Germany and received a fee of $1.8 million and advised CNCE on several transactions in Paris in 2004 and 2005 and received fees of $5.7 million and $2.2 million, respectively. The Board determined, in its business judgment, that these relationships were not material, noting that (a) 2006 gross revenue generated pursuant to the cooperation arrangement and other transactions referenced above were less than 3.0% of Lazard’s gross revenues for 2006 and less than 1.0% of the annual gross revenue for each of CNCE and IXIS for 2006 and (b) at December 31, 2006, Lazard’s consolidated indebtedness to IXIS was less than 5% of Lazard’s total consolidated assets. See “Agreement with IXIS Corporate and Investment Bank” and “Certain Relationships with Our Directors, Executive Officers and Employees.”

The Board also determined that Dr. John K. Shank, a director and member of our Audit Committee who passed away on March 30, 2006, was independent.

Director Compensation for 2006

Directors who are officers of Lazard do not receive any fees for their service as directors. In 2006 our directors’ compensation program provided that each of our non-executive directors would receive an annual cash retainer of $50,000 and an annual award of deferred stock units (“DSUs”) with a grant date value of $50,000. The chair of the Audit Committee is paid an additional annual retainer of $30,000 and the chairs of each of the Nominating & Governance Committee and the Compensation Committee are paid an additional annual retainer of $20,000, in each case 50% is paid in cash and 50% in DSUs. The other members of the Audit Committee are paid an additional annual retainer of $20,000 and the other members of the Nominating & Governance Committee and the Compensation Committee are paid an additional annual retainer of $15,000, in each case 50% is paid in cash and 50% in DSUs. Cash compensation is paid out on a quarterly basis and DSU awards as described above, are granted on an annual basis on June 1st of each year, except for initial pro-rated grants made to new directors upon their joining the Board. The number of DSUs granted is based on the closing price of our common stock on the NYSE on the date of grant.

Non-executive directors may elect to receive additional DSUs in lieu of some or all of their cash fees pursuant to the Directors Fee Deferral Unit Plan. DSUs awarded under this plan are granted on the same quarterly payment date as cash fees would have been received and the number of DSUs is calculated based on the closing price of our common stock on the payment date.

All DSUs awarded under these arrangements (1) are issued under the Lazard Ltd 2005 Equity Incentive Plan (or any successor plan), and (2) are converted to Class A common stock on a one-for-one basis and distributed to the director after he or she resigns or otherwise ceases to be a member of our Board.

Directors	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Ronald J. Doerfler (3)	$24,500	$57,000	$275	$81,775
Steven J. Heyer (4)	$66,896	$70,958	$1,210	$139,064
Sylvia Jay (3)	$42,250	$77,645	$334	$120,229
Ellis Jones (4)	$50,000	$50,000	$926	$100,926
Anthony Orsatelli	$65,000	$65,000	$1,204	$131,204
Hal S. Scott (3)	$45,500	$83,617	$359	$129,476
John Shank (5)	$11,333	$21,167	$110	$32,610
Michael J. Turner (3)	$42,250	$77,645	$334	$120,229

(1)	The value of the DSUs is based on the amount that is recognized in our financial statements under FAS 123R. See Note 13 of notes to the consolidated financial statements contained in Lazard’s 2006 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the DSUs. The total number of DSUs held by each of our non-executive directors at December 31, 2006 was as follows: Mr. Doerfler, 1,530; Mr. Heyer, 4,884; Lady Jay, 1,853; Mr. Jones, 3,451; Mr. Orsatelli, 4,124; Mr. Scott, 1,995; and Mr. Turner, 1,853.
(2)	Represents cash dividends paid on the DSUs to each of the directors listed in the table.
(3)	Messrs. Scott, Turner and Lady Jay joined the Board on March 23, 2006. Mr. Doerfler joined the Board on June 19, 2006.
(4)	Mr. Heyer and Mr. Jones elected to defer their quarterly cash compensation into additional DSUs beginning in August 2006 and November 2006, respectively, pursuant to the terms of the Directors Fee Deferral Unit Plan, which was approved by our Board of Directors on May 9, 2006. For 2006 the amount of the deferral for each of Mr. Heyer and Mr. Jones was $33,750, and $12,500, respectively.
(5)	Dr. Shank passed away on March 30, 2006.

Mr. Vernon E. Jordan, Jr. is a member of our Board of Directors and is a senior managing director of Lazard. Mr. Jordan is not an executive officer of Lazard as that term is defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and was therefore not included in the Summary Compensation Table. Mr. Jordan does not receive any fees for his service as director of Lazard. Mr. Jordan’s compensation as a senior managing director for 2006 was as follows:

Salary ($)	Annual Cash Bonus ($)	Restricted Stock Unit Awards ($)	All Other Compensation ($)	Total ($)
$500,000	$2,850,000	$100,723(1)	$539,745(2)	$3,990,468

(1)	The value of the RSUs is based on the amount that is recognized in our consolidated financial statements under FAS 123R and relates to the compensation recorded in 2006 in connection with 12,950 RSUs awarded to Mr. Jordan on January 24, 2006. See the narrative discussion under the heading “Grants of Plan Based Awards” for a description the terms and conditions of the January 2006 restricted stock unit grants. On January 23, 2007, Mr. Jordan received an RSU award with a grant date value of $650,000, which related to 2006 performance. See the narrative discussion under the heading “Compensation Discussion and Analysis—Design of Our Compensation Programs—Incentive Compensation” for a description the terms and conditions of the January 2007 RSU grants.
(2)	Pursuant to a letter agreement entered into with Mr. Jordan in 1999 and subsequently amended on January 1, 2004, Mr. Jordan is entitled to benefits on the same basis as other managing directors and to use, on a priority basis, a corporate apartment in New York. The incremental cost to Lazard of providing Mr. Jordan with use of this apartment was $288,000 in 2006. Mr. Jordan also received a tax gross-up payment of $250,000 as reimbursement for taxes paid on the imputed income from the use of the apartment. In connection with our recapitalization in May 2005, Mr. Jordan entered into a retention agreement in the form applicable to our named executive officers generally. See “The Retention Agreements with Named Executive Officers.” Mr. Jordan is also the beneficiary of a Company provided life insurance and excess liability insurance policy.

On February 27, 2007, based on the recommendation of the Nominating & Governance Committee, the Board of Directors approved an increase in non-executive director compensation payable in 2007. Pursuant thereto, non-executive directors will receive an annual cash retainer of $67,500 and an annual award of DSUs with a grant date value of $82,500 (subject to any individual director’s election to defer cash compensation into additional DSUs). Board committee fees remain unchanged, except that the break down will now be 45% paid in cash and 55% paid in DSUs.

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of February 28, 2007, the only persons known by us to be beneficial owners of more than 5% of our Class A and Class B Common Stock were as follows (except for Bruce Wasserstein, whose share ownership is noted in the subsequent table):

Name and Address of Beneficial Owner	Number of Shares of Class B Common Stock Beneficially Owned		Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Shares of Class A Common Stock Beneficially Owned	Percentage of Voting Power (a)
LAZ-MD Holdings 30 Rockefeller Plaza New York, New York 10020	1	(b)	0	(c)	—	52.1	%(d)

IXIS (e) 47, Quai d’Austerlitz 75648 Paris Cedex 13 France			2,000,000		3.9%	1.9%

AXA Financial, Inc. (f) 1290 Avenue of the Americas New York, New York 10104			4,808,742		9.3%	4.5%

FMR Corp. 82 Devonshire Street Boston. Ma 02109			7,340,930		14.2%	6.8%

(a)	The percentage of voting power includes both the voting power of Class A common stock and Class B common stock in the aggregate.

(b)	Represents 100% of the Class B common stock.

(c)	The Lazard Group common membership interests issued to LAZ-MD Holdings are exchangeable for shares of our Class A common stock on a one-for-one basis. As each of these Lazard Group common membership interests is associated with an outstanding exchangeable interest issued by LAZ-MD Holdings to its members, LAZ-MD Holdings disclaims beneficial ownership of the shares of Class A common stock into which the Lazard Group common membership interests are exchangeable.

(d)	LAZ-MD Holdings holds the single outstanding share of Class B common stock, which as of February 28, 2007 represents approximately 52.1% of the voting stock of all shares of our voting stock. This single share generally will entitle our managing directors holding LAZ-MD Holdings exchangeable interests who are party to the LAZ-MD Holdings stockholders’ agreement to one vote per share of each LAZ-MD Holdings exchangeable interest held by them on a pass through basis.

(e)	The 2,000,000 shares of our Class A common stock were acquired by IXIS on May 10, 2005 as part of our IPO. Excludes 4,999,800 to 6,000,000 shares of our common stock underlying the equity security units issued to IXIS on May 10, 2005 pursuant to the IXIS investment agreement. Were IXIS to exchange these securities at the price at which the Class A common stock was trading at on February 28, 2007, it would beneficially own 6.2% of the common stock, including the shares of common stock into which the Lazard Group common membership interests are exchangeable.

(f)	AXA Financial, Inc. filed a Schedule 13G on February 13, 2007, pursuant to a Joint Filing Agreement with AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA.

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows the number of shares of Class A common stock, which each director, the executive officers named in the summary compensation table and all directors and executive officers as a group have reported as owning beneficially or otherwise having a pecuniary interest in, as of March 21, 2007. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020.

Name of Beneficial Owner	Shares of Class A Common Stock		Percentage of Class A Common Stock	Shares of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests) (a) (b)		Percentage of Class A Common Stock (assuming full exchange of all LAZ-MD exchangeable interests)	Percentage of Voting Power (c)
Bruce Wasserstein	1,436,338	(d)	3.8%	11,394,534	(e)	10.6%	10.6%
Ronald J. Doerfler			*	1,530		*	*
Steven J. Heyer	—		*	5,201		*	*
Sylvia Jay	—		*	1,853		*	*
Ellis Jones	—		*	7,982,545	(e)	7.4%	7.4%
Vernon E. Jordan, Jr.	—		*	313,235		*	*
Anthony Orsatelli (f)	2,000,000		3.9%	2,004,124		1.9%	1.9%
Hal S. Scott	—		*	1,995		*	*
Michael J. Turner	—		*	1,853		*	*
Michael J. Castellano	—		*	390,458		*	*
Steven J. Golub	—		*	1,475,064		1.4%	1.4%
Scott D. Hoffman	—		*	477,227		*	*
Charles G. Ward, III	—		*	1,301,527		1.2%	1.2%
All directors and executive officers as a group (thirteen persons)				25,351,146		23.5%	23.5%

*	Less than 1% beneficially owned.
(a)	For each of the named executive officers and Mr. Jordan, their share ownership in this column includes shares of our common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by such person and, in the case of Mr. Wasserstein, the Wasserstein family trusts. Voting of the LAZ-MD Holdings exchangeable interests are subject to voting provisions in the LAZ-MD Holdings stockholders’ agreement and are included in the 52.1% voting interest of LAZ-MD Holdings. See “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement.” The interests are included on an as exchanged basis and absent an acceleration event, these interests will be exchangeable as follows, approximately 26% on the third anniversary, 37% on the fourth anniversary and 37% on the fifth anniversary of our initial public offering assuming satisfaction of service requirements and compliance with covenants. The share ownership in this column does not include any restricted stock units issued to the named executive officers and Mr. Jordan. See “Outstanding Equity Awards at 2006 Fiscal Year End”.

(b)	This column also includes shares of Class A common stock that are subject to issuance in the future with respect to the deferred stock units issued to our non-executive directors under Lazard’s Director Compensation Arrangement in the following aggregate amounts: Mr. Doerfler, 1,530 shares; Mr. Heyer, 5,201 shares; Lady Jay, 1,853 shares; Mr. Jones, 3,686 shares; Mr. Orsatelli, 4,124 shares; Prof. Scott, 1,995 shares; and Mr. Turner, 1,853 shares. These deferred stock units convert to Class A common stock on a one-for-one basis after a director resigns or otherwise ceases to be a member of the Board.

(c)	The percentage of voting power includes both the voting power of Class A common stock and Class B common stock in the aggregate.

(d)	From time to time, Mr. Wasserstein enters into general lines of credit. Among the other assets that he has pledged under these lines of credit are the shares of our Class A common stock that he owns.

(e)	Each of Mr. Wasserstein’s and Mr. Jones’ share ownership includes 7,978,859 shares of our common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by a Wasserstein family trust for the benefit of Mr. Wasserstein’s family and over which Mr. Wasserstein does not have control. The voting power over the shares of our common stock issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by this Wasserstein family trust is vested in Mr. Jones, who is a member of our Board of Directors, and in members of Mr. Wasserstein’s family, as trustees. Neither Mr. Wasserstein nor Mr. Jones has any beneficial or other ownership interest in these shares.

(f)	Includes 2,000,000 shares of our common stock that were acquired by IXIS on May 10, 2005. Excludes 4,999,800 to 6,000,000 shares of our common stock underlying the equity security units issued to IXIS on May 10, 2005 pursuant to the IXIS investment agreement. Mr. Orsatelli disclaims beneficial ownership of the securities issued pursuant to the IXIS investment agreement as described in footnote (e) to the table under the caption “Beneficial Owners of More Than Five Percent”.

Compensation Discussion and Analysis

Philosophy and Objectives of Our Compensation Programs

General. Our compensation programs are designed to attract, retain, and motivate executives and professionals of the highest level of quality and effectiveness. These compensation programs focus on rewarding the types of performance that increase shareholder value, including growing revenue, retaining clients, developing new client relationships, improving operational efficiency and managing risks. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis. The programs will provide compensation opportunities, contingent upon performance, that are competitive with practices of other similar financial services organizations. We target annual operating revenue, earnings and total shareholder return as our key performance metrics, with a goal of keeping compensation and benefits expense at or below 57.5% of our annual operating revenue. In allocating compensation to our executive officers, managing directors and other senior professionals, the primary emphasis, in addition to our performance, is on each individual’s contribution to the Company, business unit performance and compensation recommendations of the individuals to whom participants report. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year and performs an annual reassessment of the programs in January of each year in connection with year-end compensation decisions. The Committee directly engaged Steven Hall & Partners, an independent compensation consulting firm, to assist it with benchmarking and compensation analyses.

Competitive Compensation Considerations. Because the competition to attract and retain high performing executives and professionals in the financial services industry is intense, the amount of total compensation paid to our executives must be considered in light of competitive compensation levels. In this regard, for our named executive officers, the Compensation Committee used as a benchmark an independently prepared survey regarding compensation levels in 2005 and, to the extent available, 2006, for comparable positions at The Bear Stearns Companies Inc., Black Rock, Inc., Goldman Sachs Group, Inc., Greenhill & Co., Inc., Jefferies Group, Inc., Legg Mason, Inc., Lehman Brothers Holdings Inc., Merrill Lynch & Co., Inc., and Morgan Stanley. While some of the companies listed above are larger than Lazard, we chose this comparator group because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals.

Design of Our Compensation Programs

Compensation for each of our executive officers, managing directors and other senior professionals is viewed on a total compensation basis and then subdivided into two primary categories—base salary and incentive compensation. Our incentive compensation has two components: annual cash bonus and an equity based award. Decisions with regard to incentive compensation are made in January of each year and are based on Company and individual performance in the prior fiscal year. The Compensation Committee determines and approves the total compensation package (salary, cash bonus and equity based awards) to be paid to our chief executive officer, Mr. Wasserstein. Mr. Wasserstein, in turn, makes recommendations to the Committee as to the total compensation package to be paid to the other named executive officers, which are then subject to the review and approval of the Compensation Committee. Before any year-end compensation decisions are made, the Compensation Committee reviews a comprehensive tally sheet of all elements of each named executive officer’s compensation, including unrealized gains on prior equity-based awards and potential amounts to be delivered under all post-employment scenarios.

Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our executive officers, managing directors and other senior professionals in their particular roles and responsibilities. Base salaries for our executive officers and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.

Incentive Compensation. Incentive compensation is a key component of our executive compensation strategy. Incentive compensation payouts can be highly variable from year to year and are generally based on our operating revenue, earnings and total shareholder return in the immediately preceding fiscal year, as well as each individual’s contribution to revenue and to the Company’s development, including business unit performance. In addition, careful attention is paid to competitive compensation practices in the financial services industry.

In January of each year a determination is made as to the total amount of incentive compensation to be paid to our managing directors and senior professionals, including our named executive officers, based on Company and individual performance in the prior fiscal year. An allocation is then made between cash and equity-based awards. In January of 2007, we applied a progressive formula based on total compensation for all of our managing directors and senior professionals, including the named executive officers, except with respect to Mr. Wasserstein who received all of his incentive compensation in the form of an equity based award. Pursuant to this formula, as a participant’s total compensation (salary, cash bonus and equity-based award) increases, a greater percentage of his or her total compensation is composed of an equity-based award. This formula is based on a sliding scale that effectively begins at 7.5% for some of our vice presidents and directors and generally reaches 50% for our highest paid managing directors. The remainder of an individual’s total incentive compensation award is payable in cash.

For 2006, the portion of total incentive compensation paid in equity-based compensation was awarded in the form of restricted stock units, or RSUs, granted under the 2005 Equity Incentive Plan. An RSU is a contractual right to receive a fixed number of shares of our Class A common stock upon the vesting of the RSU. The RSUs granted to our named executive officers generally vest in approximately three or four years after the date of grant, subject to the executive’s continued service with the company. See “Grant of Plan Based Awards” below for a discussion of the terms of the RSUs. The purpose of the RSU awards is to maximize shareholder value by aligning the long-term interests of our senior executives with those of our shareholders. Each individual who receives an RSU becomes, economically, a long-term shareholder of Lazard, with the same interests as our other shareholders. This economic interest results because the amount a recipient ultimately realizes from an RSU depends on the value of Class A common stock when actual shares are delivered upon vesting. RSU awards also serve as an important retention mechanism for Lazard by putting a significant portion of each recipient’s compensation at risk of forfeiture if they leave the firm prior to the vesting date. In exchange for their RSU awards, our named executive officers agreed to limits on their ability to compete with Lazard or to solicit our clients and employees, which serves to protect the company’s intellectual and human capital. In addition, each of our named executive officers own considerable interests in Lazard through their holdings of LAZ-MD Holdings exchangeable interests. See “Beneficial Ownership of Directors, Director Nominees and Executive Officers”. As a result, we believe our executive officers have a demonstrable and significant interest in increasing shareholder value over the long term.

RSU awards are typically made in the third week of January, which this year was prior to our public announcement of year-end earnings on February 7, 2007. The number of RSUs granted in 2007 (which relate to

2006 performance) was determined by dividing the dollar amount allocated to be granted as an equity based award by the closing price-per-share of the Class A common stock on the NYSE on the grant date, January 23, 2007 ($50.08). The RSUs granted in January of 2007 will vest 50% on March 31, 2010, and 50% on March 31, 2011.

Impact of 2006 Performance on Compensation

In setting compensation levels for our employees we primarily consider annual operating revenue, earnings and total shareholder return. Our goal is to limit total compensation and benefits expense to 57.5% or less of our annual operating revenue, while maintaining a competitive compensation package for our executive officers, managing directors and other senior professionals. Our ratio of compensation and benefits expense to annual operating revenue is somewhat higher than that of the companies in our comparator group for three reasons. First, many of the companies in our comparator group are engaged in businesses, such as capital markets businesses, which have a large number employees serving in administrative and support roles that generally pay their employees lower levels of compensation relative to our business. Second, part of our business strategy is to recruit and retain proven senior professionals who have strong client relationships and industry expertise. These individuals, because of the value they bring to the Company, command higher compensation. Third, many of the companies in our comparator group generate significant amounts of revenue in their capital markets business through the utilization of capital held on their balance sheet, which tends to increase the relative size of their annual operating revenues. These three factors cause our ratio of compensation and benefits expense to annual operating revenue to appear higher than our competitors. For 2006, the Compensation Committee determined that, in light of our annual operating revenue of $1.57 billion, the target level of total compensation and benefits expense to operating revenue could be set at 56.7%, while still meeting our compensation and retention objectives. The Compensation Committee concluded that this ratio of total compensation and benefits expense to annual operating revenue was appropriate for us in light of its discussions with our executive officers, information provided by Steven Hall & Partners and our financial performance in 2006. This represents a 15% increase in total compensation and benefits expense to $891.4 million for 2006 compared with pro forma $774.2 million for 2005. This increase was slightly less than our 16% increase in annual operating revenue for 2006.

Compensation for each of Our Named Executive Officers in 2006

General. In connection with our initial public offering in May 2005, each of our named executive officers signed a retention agreement that established a guaranteed minimum level of compensation. The compensation amounts, including base salary, were negotiated at the time of the IPO and were meant to ensure that Lazard would have the services of each of the named executive officers during a critical time as we transitioned from being a private company to a public company. See “Retention Agreements with Named Executive Officers.” The base salary paid in 2006 to each of our named executive officers was the minimum required under each of their retention agreements: $4.8 million to Mr. Wasserstein; $500,000 to Mr. Castellano; $1.5 million to Mr. Golub; $600,000 to Mr. Hoffman; and $1.5 million to Mr. Ward.

The annual incentive compensation for our chief executive officer for 2006 was determined by the Compensation Committee. Annual incentive compensation for each of our other named executive officers was established based on the recommendation of our chief executive officer and approval by the Compensation Committee. While the retention agreements with each of our named executive officers establish an overall minimum level of compensation, annual cash bonuses and equity-based awards above this level were decided on a discretionary basis. Our chief executive officer reviewed with the Compensation Committee the performance of each of the named executive officers individually and their overall contribution to the Company in 2006, which was not based on any numerical targets.

Mr. Wasserstein. In determining the amount of incentive compensation to be paid to our chief executive officer, Mr. Wasserstein, the Compensation Committee considered Mr. Wasserstein’s individual performance and the Company’s overall performance in 2006, against the goals and objectives previously established for him by the Compensation Committee. These goals and objectives (which did not include numerical targets) consisted principally of:

Company Performance:

•	a review of operating revenue;

•	earnings; and

•	total shareholder return in 2006.

Individual Performance:

•	evaluating his leadership and effectiveness in establishing and communicating the strategic vision necessary to position Lazard for future growth and profitability;

•	motivating key employees and attracting and retaining new talent;

•	improving results at Lazard Asset Management;

•	facilitating European integration by improved collaboration;

•	setting financial targets and presenting a plan to achieve goals to the Board; and

•	keeping the Board informed and up-to-date regarding ongoing issues and initiatives within Lazard.

In evaluating the Company’s and Mr. Wasserstein’s performance, the Compensation Committee noted the following:

•	operating revenue for the full year 2006 increased 16% to a record $1.57 billion compared to $1.36 billion for 2005;

•	operating income for the full year 2006 increased 31% to $327.2 million, compared to pro forma $248.9 million for 2005; and

•	total shareholder return of 50% for fiscal 2006 and 90% since our IPO in May of 2005.

The Compensation Committee also considered:

•	the turnaround in performance in our asset management segment, which posted a revenue increase of 18% to $548.5 million for the full year 2006 compared with $463.7 million for full year 2005;

•	management fees for our asset management segment increased 16% to a record $450.3 million for full year 2006 compared with $389.4 million for full year 2005;

•	assets under management totaled $110.4 billion at the end of 2006, a record level, representing a 25% increase from the end of 2005; and

•

the Committee noted the strategic vision that Mr. Wasserstein has enunciated for Lazard and his consistent performance in guiding the Company in its transition from a privately held financial services firm to a publicly traded company, all the while continuing to improve operating performance.

The Committee also reviewed the competitive compensation practices at the other firms included in our comparator group and the unique value that Mr. Wasserstein brings to the Lazard franchise. Based on this review the Compensation Committee decided to increase Mr. Wasserstein’s total compensation by 61% by awarding him $18 million in incentive compensation payable entirely in RSUs valued at the closing price per share of our Class A common stock on the NYSE on January 23, 2007 ($50.08). The Compensation Committee believed that it was important for Mr. Wasserstein to remain focused on (and that his 2006 compensation continue to be dependent on) Lazard’s long-term performance. The Committee believed that this RSU award, together with Mr. Wasserstein’s other equity interests in Lazard, achieved that objective.

The following table shows the base salary and incentive compensation paid to Mr. Wasserstein for his performance in 2006 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table primarily through showing the full grant date value of the RSUs awarded on January 23, 2007, which related to 2006 performance but are not reflected in the Summary Compensation Table because they were granted after the end of our 2006 fiscal year. In addition, we eliminated the “Change in Pension Value” column and the “All Other Compensation” column, as they were not material elements of Mr. Wasserstein’s compensation.

			Incentive Compensation
	Year	Salary ($)	Annual Cash Bonus ($)	Restricted Stock Unit Awards ($)	Total Compensation ($)
Bruce Wasserstein	2006	$4,800,000	—	$18,000,000	$22,800,000

Other Named Executive Officers. In determining annual incentive compensation for Mr. Golub, as vice chairman of Lazard and chairman of the financial advisory group, and Mr. Ward, as president of Lazard and chairman of the asset management group, Mr. Wasserstein noted the role that each individual plays in the Lazard organization, maintaining a balance between their leadership and administrative responsibilities within the firm, while continuing to cultivate important client relationships. These client relationships have lead to specific engagements that have contributed to the Company’s overall revenue growth in 2006. Mr. Wasserstein singled out for mention to the Compensation Committee Mr. Golub’s role in the retention of a significant client that had undergone a change in its senior management team. In making a recommendation on incentive compensation for each of Messrs. Golub and Ward, Mr. Wasserstein reviewed total revenue generated from each of their particular client relationships, each executive’s positioning on an internal pay equity scale vis-à-vis other managing directors within Lazard, and the competitive compensation practices at the other firms included in our comparator group. The tracking of revenue back to particular client relationships was an important factor considered in differentiating incentive compensation among Lazard’s managing director group. Based on Mr. Wasserstein’s recommendation, the Compensation Committee approved the following incentive compensation for each of Mr. Golub and Mr. Ward for their performance in 2006: Mr. Golub was paid a cash bonus of $4.9 million and received an RSU award valued at $7.1 million; Mr. Ward was paid a cash bonus of $1.5 million and received an RSU award valued at $1 million. The RSUs awarded to Mr. Golub and Mr. Ward constituted approximately 53% and 25% of their total compensation (salary, bonus and equity award), respectively. This was a 78% increase in total compensation for Mr. Golub and a 14% increase in total compensation for Mr. Ward compared to 2005.

In determining incentive compensation for Mr. Castellano and Mr. Hoffman, Mr. Wasserstein noted that each provides significant leadership to Lazard in their roles as chief financial officer and general counsel, respectively. Mr. Castellano has overall responsibility for corporate finance and accounting at Lazard on a worldwide basis, and Mr. Hoffman oversees legal and compliance, human resources and public relations and communications. Mr. Wasserstein noted that both executives have played a key role in transitioning Lazard, on a worldwide basis, from a private financial services firm to a public company. They have been tasked with primary responsibility for establishing and implementing uniform internal policies within Lazard, so that other members of senior management can focus on building the Lazard franchise and cultivating client relationships. In making a recommendation on incentive compensation for Mr. Castellano, Mr. Wasserstein cited his performance in overseeing, and implementing improvements to, Lazard’s internal control environment for financial reporting across geographies and business units and bringing the firm into compliance with the financial reporting requirements of the Sarbanes-Oxley Act of 2002. With respect to Mr. Hoffman, Mr. Wasserstein noted his wide-ranging roles in overseeing legal operations worldwide, human resources and public relations; his leadership in spearheading an internal cost cutting initiative; and the intangible benefit to the firm of having an attorney of Mr. Hoffman’s caliber providing counsel to the firm on both legal and business matters. Based on Mr. Wasserstein’s recommendation, the Compensation Committee approved the following incentive compensation for each of Mr. Castellano and Mr. Hoffman for their performance in 2006: Mr. Castellano was paid a cash bonus of $1.55 million and received an RSU award valued at $450,000; Mr. Hoffman was paid a cash bonus of $1.775 million and received an RSU award valued at $625,000. The RSUs awarded to Mr. Castellano and Mr. Hoffman constituted approximately 18% and 21% of their total compensation (salary, bonus and equity award), respectively. This was a 19% increase in total compensation for Mr. Castellano and a 25% increase in total compensation for Mr. Hoffman compared to 2005.

The following table shows the base salary and incentive compensation paid to Messrs. Castellano, Golub, Hoffman and Ward for their performance in 2006 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table primarily through showing the full grant date value of the RSUs awarded on January 23, 2007, which related to 2006 performance but are not reflected in the Summary Compensation Table because they were granted after the end of our 2006 fiscal year. In addition, we eliminated the “Change in Pension Value” column and the “All Other Compensation” column, as they were not material elements of each of the named executives’ compensation.

			Incentive Compensation
	Year	Salary ($)	Annual Cash Bonus ($)	Restricted Stock Unit Awards ($)	Total Compensation ($)
Michael J. Castellano	2006	$500,000	$1,550,000	$450,000	$2,500,000
Steven J. Golub	2006	$1,500,000	$4,900,000	$7,100,000	$13,500,000
Scott D. Hoffman	2006	$600,000	$1,775,000	$625,000	$3,000,000
Charles G. Ward, III	2006	$1,500,000	$1,500,000	$1,000,000	$4,000,000

Pursuant to the applicable disclosure rules, the value of the RSUs reported in the Summary Compensation Table for each of our named executive officers is based on the dollar amount of compensation expense that is recognized in our consolidated financial statements for fiscal 2006 based on FAS 123R. Consequently, the Summary Compensation Table only reflects the amortization relating to the RSU awards that were made on January 24, 2006 based on the executive’s performance in fiscal 2005.

Perquisites. In 2006, the Company provided a limited number of perquisites, with each of our named executive officers receiving less than $13,750 in perquisite compensation. Each of our managing directors, including the named executive officers, are responsible for paying the full premiums for any health insurance provided through the firm and do not receive any matching contributions from the Company on their personal contributions to Lazard’s 401(k) plan. Our managing directors, including the named executive officers, are the beneficiaries of a Company provided life insurance and excess liability insurance policy. Mr. Wasserstein reimburses the Company for personal use of a car and driver provided by Lazard based on the incremental cost of such use to the Company. Lazard also holds a fractional interest in a private aircraft. From time to time Mr. Wasserstein uses this aircraft for personal reasons and reimburses the Company at the incremental cost of such use. When members of Mr. Wasserstein’s immediate family, without Mr. Wasserstein present, use this aircraft, Mr. Wasserstein reimburses the Company for the full cost (fixed charges plus incremental cost) of such use. Each of our managing directors, including the named executive officers, are entitled to have their year-end personal tax returns prepared by our tax department. Messrs. Castellano, Golub and Hoffman have availed themselves of this benefit, while Mr. Wasserstein and Mr. Ward have chosen to use and pay for their own tax advisors. This perquisite has been an historical practice of the firm, and is provided due to the complexity involved in preparing such tax returns as the Company continues to be viewed as a partnership for U.S. tax purposes.

Post-Employment Benefits. Each of Mr. Golub and Mr. Hoffman has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Mr. Hoffman has accrued additional benefits under a related supplemental defined-benefit pension plan. In each case, these benefits accrued prior to the applicable officer’s becoming a managing director of Lazard. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $4,332 for Mr. Golub and $18,852 for Mr. Hoffman. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005 and no additional benefits will be paid to any of our named executive officers. Messrs. Wasserstein, Castellano and Ward do not participate in any of these plans. See “Retirement Plan Benefits”.

Each retention agreement with a named executive officer provides for certain severance benefits in the event of a termination of employment prior to May 10, 2008 by us other than for cause or by the named executive officer for good reason (we refer to these as a “qualifying terminations”). We provide for such severance payments on the condition that the departed executive not compete with us, solicit our clients and employees, or take other actions that harm our business for specified periods. The level of the severance benefits depends on whether the qualifying termination occurs prior to or following a change in control of Lazard Ltd. A qualifying termination following a change of control will trigger an enhanced benefit. In addition, each retention agreement with a named executive officer provides that in the event that the named executive officer’s receipt of any payment made by us under the retention agreement or otherwise are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, or the “Code”, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed. The events giving rise to a severance payment as well as the amount of the payments under the retention agreements were negotiated terms and based on common industry practice for agreements of this kind at the time of our initial public offering. See “Retention Agreements with Named Executive Officers—Payments and Benefits Upon Certain Terminations of Service” and see “Potential Payments Upon Termination or Change-in-Control” for an estimate of potential payouts under each scenario.

In general, non-vested RSUs are forfeited by our named executive officers upon termination of employment, except in limited cases such as disability or a termination by the Company other than for “cause”. In the event of a change of control of Lazard Ltd, any unvested RSUs automatically vest, without regard to whether the executive officer is terminated. See “Outstanding Equity Awards at Fiscal Year-End”. In this way, our named executive officers can realize value from their equity awards in the same way as shareholders in connection with the change of control transaction, and thus encourage our named executive officers to consider and support transactions that might benefit shareholders.

Accounting and Tax Considerations

Section 162(m) of the Code limits deductions by corporations for non-performance-based annual compensation in excess of $1.0 million paid to certain executive officers. At the present time, Lazard is eligible for an exemption from the provisions of Section 162(m). As a result, Section 162(m) of the Code has had no financial impact on Lazard and was not considered by the Compensation Committee in its year-end decision making process.

Conclusion

Our compensation program is designed to permit the Company to provide our executive officers, managing directors and other senior professionals with total compensation that is linked to our performance and reinforces the alignment of employee and shareholder interests. At the same time it is intended to provide us with sufficient flexibility to assure that such compensation is appropriate to attract and retain these employees who are vital to the continued success of Lazard and to drive outstanding individual and institutional performance. We believe the program met these objectives in 2006, as well as our goal of keeping compensation and benefits expense at or below 57.5% of our annual operating revenue.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

Compensation of Executive Officers

The following table contains information with respect to the chief executive officer, chief financial officer, and the three other most highly compensated executive officers of Lazard Ltd, collectively referred to as the “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Restricted Stock Unit Awards (a) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (b)		Total ($)
Bruce Wasserstein Chairman and Chief Executive Officer	2006	$4,800,000		—		$2,238,222	—		$1,745		$7,039,967

Michael J. Castellano Chief Financial Officer	2006	$500,000		$1,550,000		$60,434	—		$11,703	(c)	$2,122,137

Steven J. Golub Vice Chairman Lazard Ltd, Chairman of Financial Advisory Group	2006	$1,500,000		$4,900,000		$984,819	$1,968	(d)	$11,134	(c)	$7,397,921

Scott D. Hoffman General Counsel	2006	$600,000		$1,775,000		$73,858	$3,597	(d)	$10,280	(c)	$2,462,735

Charles G. Ward, III President—Lazard Ltd, and Chairman of the Asset Management Group	2006	$1,500,000	(e)	$1,500,000	(e)	$111,907	—		$1,745		$3,113,652

(a)	The value of the RSUs reported in the Summary Compensation Table is based on the dollar amount that is recognized in our financial statements for fiscal 2006 under FAS 123R, as required under SEC rules for compensation disclosure in proxy statements. See Note 13 of notes to the consolidated financial statements contained in Lazard’s 2006 Annual Report on Form 10-K for a discussion of the assumptions used in the valuation of the RSUs. For information on the grant date fair value of RSU awards made during fiscal 2007 that relate to 2006 performance, see “Compensation Discussion and Analysis—Compensation for each of Our Named Executive Officers in 2006.”

(b)	Each of our named executive officers is the beneficiary of a Company provided life insurance and excess liability insurance policy.
We make available to Mr. Wasserstein a car and driver, as well as a private aircraft in which Lazard holds a fractional interest. Mr. Wasserstein reimburses the firm for personal use of both the car and driver and the private aircraft at the incremental cost of such use to the Company. When members of Mr. Wasserstein’s immediate family, without Mr. Wasserstein present, use this aircraft, Mr. Wasserstein reimburses the Company for the full cost (fixed charges plus incremental cost) of such use.

(c)	Perquisite compensation for Messrs. Castellano, Golub and Hoffman include the incremental cost to the Company of providing U.S. tax advice and preparation of year-end personal tax returns.

(d)	Represents the aggregate change in actuarial present value of the listed officer’s accumulated benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and in the case of Mr. Hoffman, a related supplemental defined-benefit pension plan.

(e)	$500,000 of Mr. Ward’s salary and bonus, in the aggregate, for 2006 was reimbursed by LFCM Holdings for services that Mr. Ward rendered to LFCM Holdings as its chairman.

Grants of Plan Based Awards

The following table provides information about RSUs granted to each of the Named Executive Officers during fiscal 2006, which relate to 2005 performance. For information on the grant date fair value of RSU awards made during fiscal 2007 that relate to 2006 performance, see “Compensation Discussion and Analysis—Compensation for each of Our Named Executive Officers in 2006.”

Named Executive Officer	Grant Date	Number of Restricted Stock Units (#)	Grant Date Fair Value of Restricted Stock Units ($)
Bruce Wasserstein	January 24, 2006	287,770	$10,000,000
Michael J. Castellano	January 24, 2006	7,770	$270,000
Steven J. Golub	January 24, 2006	126,619	$4,400,000
Scott D. Hoffman	January 24, 2006	9,496	$330,000
Charles G. Ward, III	January 24, 2006	14,388	$500,000

The RSUs represent a contingent right to receive an equivalent number of shares of Class A common stock. The RSUs shown in the table were valued as of the grant date, January 24, 2006, by multiplying the number of RSUs awarded to each named executive officer by the closing price-per-share of the Class A Common Stock on the NYSE on that date ($34.75). The RSUs relate to 2005 performance and will vest on March 31, 2010. Each of our named executive officers signed an RSU agreement in connection with their award. In general, these agreements provide that non-vested RSUs are forfeited on termination of employment, except in limited cases such as disability or a termination by the Company other than for “cause”. In the event of a “Change in Control” (as defined in the 2005 Equity Incentive Plan), any unvested but outstanding RSUs automatically will vest. All RSUs receive dividend equivalents at the same rate that dividends are paid on shares of Class A common stock. These dividends are credited in the form of additional RSUs with the same restrictions as the underlying RSUs to which they relate. In addition, the RSU agreements contain standard covenants, including among others, noncompetition and nonsolicitation of clients.

Bonus Plan

To align employee and shareholder interests, we adopted the 2005 Bonus Plan for purposes of determining annual bonuses for our senior executives. The Compensation Committee has full direct responsibility and authority for determining our Chief Executive Officer’s compensation under the plan. The Committee reviews and approves the recommendations of our Chief Executive Officer with regard to the compensation of our other named executive officers under the plan. Subject to overall compensation limits as determined from time to time and, with respect to plan participants, the terms of the plan, our Chief Executive Officer has responsibility for determining the compensation of all employees except as provided above.

Participants in the plan are designated during the first three months of each fiscal year, although participants may be added or removed at any time prior to payment of bonuses for the fiscal year. The actual size of the bonus pool is determined at the end of each fiscal year, taking into account our results of operations, shareholder return and/or other measures of our financial performance or of the financial performance of one or more of our subsidiaries or divisions. A target maximum ratio of aggregate compensation and benefits expense for the year (including annual incentive payments under the plan) to annual revenue or income (or to similar measures of corporate profitability) may also be taken into account, and it is currently based on our target ratio of compensation and benefits expense to operating revenue of 57.5%. The bonus pool is allocated among the participants in the plan with respect to each fiscal year. This allocation may be made at any time prior to payment of bonuses for such year, and may take into account any factors deemed appropriate, including, without limitation, assessments of individual, subsidiary or division performance and input of management.

Amounts payable under the bonus plan are satisfied in cash and through equity awards granted under the 2005 Equity Incentive Plan.

The 2005 Equity Incentive Plan

The following is a description of the material terms of the 2005 Equity Incentive Plan (which we refer to in this section as the “plan”). The following description is qualified in its entirety by reference the full text of the plan, which has been filed as an exhibit to our SEC filings.

Purpose. The purposes of the plan are to attract, retain and motivate key employees and directors of, and consultants and advisors to, Lazard and to align the interests of key employees, directors, consultants and advisors with those of shareholders through equity-based compensation and enhanced opportunities for ownership of shares of our common stock. We currently pay a portion of our incentive compensation in the form of RSUs that are subject to vesting and other terms.

Administration. The plan is administered by the Compensation Committee of our Board of Directors. Among other things, the Compensation Committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of common stock to be covered by each award, and to determine the terms and conditions of any such awards. All determinations by the Compensation Committee or its designee under the plan are final, binding and conclusive.

Eligibility. Persons who serve or agree to serve as our officers, employees, directors, consultants or advisors who are responsible for, or contribute to, our management, growth and profitability are eligible to be granted awards under the plan. Holders of equity-based awards issued by a company acquired by us or with which we combine will be eligible to receive substitute awards under the plan.

Shares Available. Subject to adjustment, the plan authorizes the issuance of up to 25,000,000 shares of common stock pursuant to the grant or exercise of stock options, stock appreciation rights (“SARs”), restricted stock, stock units and other equity-based awards. If any award is forfeited or if any stock option or SAR terminates without being exercised, or if any SAR is exercised for cash, shares of common stock subject to such awards will be available for distribution in connection with awards under the plan. If the option price of any stock option granted under the plan is satisfied by delivering shares of common stock to us (by actual delivery or attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of determining the maximum number of shares of common stock available for delivery under the plan. To the extent any shares are not delivered to a participant because such shares are used to satisfy any applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the plan. The shares subject to grant under the plan may be made available from authorized but unissued shares or from shares held by our subsidiaries, as determined from time to time by our Board of Directors.

Change in Capitalization or Change in Control. The plan provides that, in the event of any change in corporate capitalization, such as a stock split, or any fundamental corporate transaction, such as any merger, amalgamation, consolidation, separation, spinoff or other distribution of property (including any extraordinary cash or stock dividend), or any reorganization or partial or complete liquidation of us, the Compensation Committee or the Board of Directors may make such substitution or adjustment as it deems appropriate in its discretion in the aggregate number and kind of shares reserved for issuance under the plan, in the exercise price of shares subject to outstanding stock options and SARs, and in the number and kind of shares subject to other outstanding awards granted under the plan. Any adjustments described in the immediately preceding sentence that are considered “deferred compensation” subject to Section 409A of the Code will be made in such manner as to ensure that after such adjustment, the awards either continue not to be subject to, or comply with the requirements of, Section 409A of the Code. The plan also provides that in the event of a “change in control” of us, unless otherwise provided for in the individual award agreement: (i) SARs and stock options outstanding as of the date of the change in control, which are not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions and deferral limitations applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested, and (iii) all stock units will vest in full and be immediately settled.

Types of Awards. As indicated above, several types of awards can be made under the plan. A summary of these grants is set forth below.

Stock Options. Eligible individuals can be granted non-qualified stock options under the plan. The exercise price of such options cannot be less than 100% of the fair market value of the stock underlying the options on the date of grant. The term of the options will be determined by the Compensation Committee. Optionees may pay the exercise price in cash or, if approved by the Compensation Committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or, to the extent permitted by applicable law, by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The Compensation Committee will determine the vesting and exercise schedule of options. Unless determined otherwise by the Compensation Committee in its discretion, unvested options terminate upon termination of service, and vested options will generally remain exercisable for one year after the optionee’s death, three years after the optionee’s termination for disability, five years after the optionee’s retirement and 90 days after the optionee’s termination for any other reason (other than for cause, in which case all options will terminate). Unless determined otherwise by the Compensation Committee, if an optionee’s service terminates during the two-year period following a change in control (other than for cause), options held by the optionee will remain exercisable until the third anniversary of the change in control. Notwithstanding the foregoing rules, in no event will an option remain exercisable following the expiration of its original term.

SARs. SARs may be granted as stand-alone awards or in conjunction with an option. An SAR entitles the holder to receive, upon exercise, the excess of the fair market value of a share of common stock at the time of exercise over the exercise price of the applicable SAR multiplied by the specified number of shares of common stock in respect of which the SAR has been exercised. Such amount will be paid to the holder in stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Compensation Committee may determine. An SAR granted in conjunction with an option is exercisable only when and to the extent the related option is exercisable. An option will be cancelled to the extent that its related SAR is exercised or cancelled, and an SAR will be cancelled to the extent the related option is exercised or cancelled. Unless determined otherwise by the Compensation Committee, unvested SARs terminate upon termination of service, and vested SARs generally will remain exercisable for one year after the holder’s death, three years after the holder’s termination for disability, five years after the holder’s termination due to retirement and 90 days after the holder’s termination for any other reason (other than for cause, in which case all SARs will terminate). Unless determined otherwise by the Compensation Committee, if a holder’s service terminates during the two-year period following a change in control (other than for cause), SARs held by the holder will remain exercisable until the third anniversary of the change in control. Notwithstanding the foregoing rules, in no event will an SAR remain exercisable following the expiration of its original term. Generally, stand-alone SARS are subject to the same terms and conditions as stock options as described above.

Restricted Stock. Restricted stock may be granted with such restrictions and restricted periods as the Compensation Committee may determine. The Compensation Committee may provide that a grant of restricted stock will vest upon the continued service of the participant or the satisfaction of applicable performance goals. Restricted stock is generally forfeited upon termination of service, unless otherwise provided by the Compensation Committee. Other than such restrictions on transfer and any other restrictions the Compensation Committee may impose, the participant will have all the rights of a shareholder with respect to the restricted stock award, although the Compensation Committee may provide for the automatic deferral or reinvestment of dividends or impose vesting requirements on dividends.

Stock Units. The Compensation Committee may grant stock unit awards, which represent a right to receive shares of our common stock or cash based on the fair market value of a share of common stock. The Compensation Committee may provide that a grant of stock units will vest upon the continued service of the participant or the satisfaction of applicable performance goals. Stock units that are not vested are generally forfeited upon termination of service, unless otherwise provided by the Compensation Committee. Holders of stock units do not have the rights of a shareholder with respect to the award unless and until the award is settled in shares of common stock, although the Compensation Committee may provide for dividend equivalent rights.

Other Equity-Based Awards. The Compensation Committee may grant other types of equity-based awards based upon Lazard common stock, including unrestricted stock and dividend equivalent rights.

Transferability. Awards generally are not transferable, except by will and the laws of descent and distribution or to the extent otherwise permitted by the Compensation Committee.

Duration of the Plan. The plan has a term of ten years.

Amendment and Discontinuance. The plan may be amended, altered or discontinued by the Board of Directors, but, except as required by applicable law, stock exchange rules, tax rules or accounting rules, no amendment, alteration or discontinuance may materially impair the rights of an optionee under an option or a recipient of an SAR, restricted stock award, stock unit award or other equity-based award previously granted without the optionee’s or recipient’s consent. The plan may not be amended without shareholder approval to the extent such approval is required by applicable law or stock exchange rules. Notwithstanding the foregoing, the Compensation Committee may grant awards to eligible participants who are subject to legal or regulatory provisions of countries or jurisdictions outside the U.S., on terms and conditions different from those specified in the plan, as it determines to be necessary, and may make such modifications, amendments, procedures, or subplans as are necessary to comply with such legal or regulatory provisions.

Retention Agreements with Named Executive Officers

Each of the our named executive officers have entered into a retention agreement with Lazard. Generally, the provision of services under the retention agreements is terminable by either party upon three months notice, and the agreements also contain the following terms and conditions:

Compensation and Employee Benefits. The retention agreement with each of Messrs. Wasserstein and Golub provides for a guaranteed level of compensation during the term of each such agreement, which term continues until May 10, 2008, and the retention agreement with each of Messrs. Castellano, Hoffman and Ward provides for a guaranteed level of compensation through the 2007 calendar year, in each case, so long as the applicable named executive officer continues to provide services to us. Mr. Wasserstein will be eligible to receive an annual base salary of no less than $4.8 million during the three-year period following our IPO, and each of Messrs. Castellano, Golub, Hoffman and Ward will be eligible to receive a guaranteed total compensation amount for each of 2005, 2006 and 2007 (until May 10, 2008 for Mr. Golub) of no less than $2 million, $3 million, $2.25 million and $3 million, respectively, with at least $500,000, $1.5 million, $600,000 and $1.5 million, respectively, of such guaranteed total compensation amount payable as annual base salary, except that the guaranteed compensation amount for Mr. Ward can be reduced in connection with reductions applicable to the majority of our deputy chairmen.

In addition, Mr. Wasserstein’s agreement provides that until May 10, 2008, he will participate in the employee benefit plans and programs generally applicable to our most senior executives on terms no less favorable than those provided to such senior executives, except that his participation in equity-related, bonus, incentive, profit sharing or deferred compensation plans will require the consent of our Board of Directors, and provides in addition that he will be entitled to perquisites and fringe benefits no less favorable than those provided to him by Lazard Group LLC immediately prior to May 10, 2005, to the extent not inconsistent with our policies as in effect from time to time, which perquisites and fringe benefits are similar to those customarily provided to chief executive officers. The retention agreements with each of Messrs. Castellano, Golub, Hoffman and Ward provide that they will be entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives.

Payments and Benefits Upon Certain Terminations of Service. Each retention agreement with a named executive officer provides for certain severance benefits in the event of a termination prior to May 10, 2008 by us other than for cause or by the named executive officer for good reason (which we refer to below as a “qualifying termination”). The level of the severance benefits depends on whether the applicable termination occurs prior to or following a change in control of Lazard Ltd.

In the event of a qualifying termination of a named executive officer prior to a change in control, the named executive officer generally would be entitled to receive in a lump sum (1) any unpaid base salary accrued through the date of termination, (2) any earned but unpaid bonuses for years completed prior to the date of termination, (3) a prorated bonus for the year of termination (other than Mr. Wasserstein) and (4) a severance payment in the following amounts: Mr. Wasserstein, two times base salary; Messrs. Castellano, Golub, Hoffman and Ward, one-and-a-half times (two times in the case of Mr. Golub) the greater of such named executive officer’s guaranteed compensation amount or such named executive officer’s base salary plus average bonus for the two calendar years preceding the year of termination. Upon such a qualifying termination, the named executive officer and his eligible dependents would generally continue to be eligible to participate in our medical and dental benefit plans, on the same basis as in effect immediately prior to the executive’s date of termination (which currently requires the named executive officer to pay the full cost of the premiums), for the following periods: for Mr. Wasserstein, for the remainder of his life and the life of his current spouse; for Mr. Golub, until the later to occur of the second anniversary of termination of service and February 29, 2008; for each of Messrs. Castellano, Hoffman and Ward, for a period of 18 months following the date of termination of service. The period of such medical and dental benefits continuation would generally be credited towards the named executive officer’s credited age and service for purpose of our retiree medical program.

In the event of a qualifying termination of a named executive officer on or following a change in control, the named executive officer would receive the severance payments and benefits described in the preceding paragraph, except that the severance payments would be in the following amounts: Mr. Wasserstein, three times base salary; Messrs. Castellano, Golub, Hoffman and Ward, three times the greater of such named executive officer’s guaranteed compensation amount or such named executive officer’s base salary plus average bonus for the two calendar years preceding the year of termination. In addition, each of the named executive officers and his eligible dependents would be eligible for continued participation in our medical and dental benefit plans and receive age and service credit, as described above, except the applicable period for each of Messrs. Castellano, Golub, Hoffman and Ward would be 36 months following the date of termination of service.

The retention agreement with Mr. Wasserstein provides that in the event his service is terminated due to his death or disability, he and/or his current spouse, as applicable, would continue to be eligible for the medical and dental benefits described above.

The retention agreement with Mr. Golub provides that if his service terminates due to his death or disability prior to May 10, 2008 or upon the expiration of his agreement on May 10, 2008, he would be entitled to a prorated bonus for the year of termination.

Change in Control Excise Tax Gross-up. Each retention agreement with a named executive officer provides that in the event that the named executive officer’s receipt of any payment made by us under the retention agreement or otherwise are subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.

Noncompetition and Nonsolicitation of Clients. While providing services to us and during the three-month period following termination of the named executive officer’s services to us (one-month period in the event of such a termination by us without cause), the named executive officer may not:

•

perform services in a line of business that is similar to any line of business in which the named executive officer provided services to us in a capacity that is similar to the capacity in which the named executive officer acted for us while providing services to us (“competing services”) for any business enterprise that engages in any activity, or owns a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”),

•	acquire an ownership or voting interest of 5% or more in any competitive enterprise, or

•

solicit any of our clients on behalf of a competitive enterprise in connection with the performance of services that would be competing services or otherwise interfere with or disrupt any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us and during the six-month period following termination of the named executive officer’s services, the named executive officer may not, directly or indirectly, in any manner, solicit or hire any of our employees at the associate level or above to apply for, or accept employment with, any competitive enterprise or otherwise interfere with any such employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The named executive officer is required, upon termination of his or her services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked, provided that such actions and things do not materially interfere with other employment or professional activities of the named executive officer. In addition, while providing services to us and thereafter, the named executive officer generally may not disparage us, and before and during the three-month notice period prior to termination, the named executive officer is prohibited from entering into a written agreement to perform services for a competitive enterprise.

Provisions Relating to the Reorganization and Restrictive Covenants. Generally, the retention agreements with the named executive officers contain restrictive covenants and provisions that are substantially similar. However, the scope of the covenants applicable to Mr. Wasserstein limiting his ability to compete with us and to solicit our clients are generally more restrictive than those applicable to our other named executive officers, although Mr. Wasserstein may continue his relationship with and ownership interest in Wasserstein & Co., LP on terms consistent with past practice without violating these covenants, so long as such activities do not significantly interfere with his performance of his duties as our chairman and chief executive officer. In addition, the nondisparagement provision between Mr. Wasserstein and us generally prohibits us from disparaging Mr. Wasserstein.

Under each retention agreement with a named executive officer, a termination by the named executive officer for good reason would be treated as a termination by us without cause for purposes of the duration of the restrictive covenants and the provisions governing the timing of exchangeability of LAZ-MD Holdings exchangeable interests into shares of our common stock.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information about number and value of RSUs held by the Named Executive Officers as of December 31, 2006. The market value of the RSUs was calculated based on the closing price of the Lazard Class A common stock on the NYSE on December 29, 2006 ($47.34).

Named Executive Officer	Number of Restricted Stock Units That Have Not Vested (#) (1)	Market Value of Restricted Stock Units That Have Not Vested ($)
Bruce Wasserstein	290,363	$13,745,784
Michael J. Castellano	7,840	$371,146
Steven J. Golub	127,760	$6,048,158
Scott D. Hoffman	9,582	$453,612
Charles G. Ward, III	14,518	$687,282

(1)	RSUs are typically granted under Lazard’s 2005 Equity Incentive Plan in January of each year and relate to the prior year’s performance. In fiscal 2006, RSU awards were granted to each of the named executive officers on January 24, 2006 and will vest on March 31, 2010.

Pension Benefits

The following table provides information with respect to Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and a related supplemental defined-benefit pension plan. Each of Mr. Golub and Mr. Hoffman has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and Mr. Hoffman has accrued additional benefits under the related supplemental defined-benefit pension plan. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $4,332 for Mr. Golub and $18,852 for Mr. Hoffman. These benefits accrued in each case prior to the applicable officer’s becoming a managing director of Lazard. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005. For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit see Note 15 of notes to Lazard’s consolidated financial statements contained in its 2006 Annual Report on Form 10-K. Messrs. Wasserstein, Castellano and Ward do not participate in any of these plans.

Name Executive Officer	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Steven J. Golub	Lazard Frères & Co. LLC Employees’ Pension Plan	2	$37,754	$0

Scott D. Hoffman	Lazard Frères & Co. LLC Employees’ Pension Plan	5	$38,857	$0

	Supplemental Defined-Benefit Pension Plan	5	$30,141	$0

(1)	Messrs. Golub and Hoffman have been employed by Lazard for 22 and 13 years, respectively, and became managing directors in 1986 and 1999, respectively, at which point they ceased accruing benefits under these plans.
(2)	In calculating the present value of accumulated benefits outlined above, Mr. Hoffman and Mr. Golub are assumed to live to age 65 and subsequently retire. They are also assumed to choose the single life annuity form of benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and the lump sum form of benefit under the Supplemental Defined-Benefit Pension Plan (for Mr. Hoffman only). The interest and mortality used to determine the Employees’ Pension Plan present value is 5.5% for all years and the Group Annuity Mortality Table (with 5 years improvement) after retirement only. The Supplemental Defined-Benefit Pension Plan assumes that the annuity benefit will be converted to a lump sum at age 65 using a 5.0% interest rate and the mortality outlined in IRS Revenue Ruling 2001-62. A 5.5% discount rate is used to determine the present value of this single payment at age 65 at December 31, 2006.

Potential Payments Upon Termination or Change-in-Control

As described above, each of our named executive officers have entered into retention agreements with Lazard and received RSU awards pursuant to Lazard’s 2005 Equity Incentive Plan. Each retention agreement with a named executive officer provides for certain severance benefits in the event of a termination prior to May 10, 2008 by us other than for cause or by the named executive officer for good reason. The level of the severance benefits depends on whether the applicable termination occurs prior to or following a change in control of Lazard Ltd. For a discussion of the severance benefits provided pursuant to the retention agreements, see “Retention Agreements with Named Executive Officers.” In the event of a change in control of Lazard Ltd all RSUs granted under the 2005 Equity Incentive Plan will automatically vest. The following table shows the potential payments that would be made by Lazard to each of the named executive officers assuming that such officers’ employment with Lazard terminated, or a change in control occurred, on December 31, 2006 under the circumstances outlined in the table. For purposes of this table, the price of Lazard Class A common stock is assumed to be $47.34, which was the closing price on December 29, 2006.

	Prior to a Change in Control						On or After a Change in Control
	Death or Disability		Involuntary Termination without “Cause”		Resignation for “Good Reason”		No Termination of Employment		Death or Disability		Involuntary Termination without “Cause” or Resignation for “Good Reason”
Named Executive Officer
Bruce Wasserstein Severance Payment RSU Vesting (1) (2) Pro-rata Annual Incentive Payment (3) Excise Tax Gross-up Payment (4)	$ $	— 13,745,784 18,000,000 —	$ $	9,600,000 13,745,784 — —		$9,600,000 — — —	$	— 13,745,784 — —	$ $	— 13,745,784 18,000,000 —	$ $ $	14,400,000 13,745,784 — 10,583,522
Michael J. Castellano Severance Payment RSU Vesting (1) (2) Pro-rata Annual Incentive Payment (3) Excise Tax Gross-up Payment (4)	$ $	— 371,146 2,000,000 —	$ $ $	3,112,500 371,146 1,500,000 —	$ $	3,112,500 — 1,500,000 —	$	— 371,146 — —	$ $	— 371,146 2,000,000 —	$ $ $ $	6,225,000 371,146 1,500,000 2,610,923
Steven J. Golub Severance Payment RSU Vesting (1) (2) Pro-rata Annual Incentive Payment (3) Excise Tax Gross-up Payment (4)	$ $	— 6,048,158 12,000,000 —	$ $ $	11,100,000 6,048,158 1,500,000 —	$ $	11,100,000 — 1,500,000 —	$	— 6,048,158 — —	$ $	— 6,048,158 12,000,000 —	$ $ $ $	16,650,000 6,048,158 1,500,000 9,564,080
Scott D. Hoffman Severance Payment RSU Vesting (1) (2) Pro-rata Annual Incentive Payment (3) Excise Tax Gross-up Payment (4)	$ $	— 453,612 2,400,000 —	$ $ $	3,375,000 453,612 1,650,000 —	$ $	3,375,000 — 1,650,000 —	$	— 453,612 — —	$ $	— 453,612 2,400,000 —	$ $ $ $	6,750,000 453,612 1,650,000 3,049,324
Charles G. Ward, III Severance Payment RSU Vesting (1) (2) Pro-rata Annual Incentive Payment (3) Excise Tax Gross-up Payment (4)	$ $	— 687,282 2,500,000 —	$ $ $	4,875,000 687,282 1,500,000 —	$ $	4,875,000 — 1,500,000 —	$	— 687,282 — —	$ $	— 687,282 2,500,000 —	$ $ $	9,750,000 687,282 1,500,000 —

(1)	Valuation of all RSUs awards is based upon the full value of the underlying Lazard Class A common stock at the close of business on December 31, 2006, without taking into account any discount on the present value of such awards. Upon a Change in Control, all RSU awards immediately vest in full.

(2)	Upon death, all RSU awards vest upon the earlier of 30 days or the scheduled vesting date. Upon disability, or a termination without “Cause”, RSUs will continue to vest on their scheduled vesting date, which for 2006 awards is March 31, 2010. See Footnote (1) to the “Outstanding Equity Awards at 2006 Fiscal Year-End” table.

(3)	Under the terms of the 2005 Bonus Plan, upon death or disability, each named executive officer may receive a pro rated portion of the annual incentive compensation that he would have received in the absence of such termination. Assuming a December 31, 2006 death or disability, all named executive officers were assumed to have received their full incentive compensation award for 2006 (annual cash bonus plus value of RSU award).

Pursuant to their retention agreements, Messrs. Castellano, Golub, Hoffman and Ward are entitled to a pro rata bonus payment in the event of their involuntary termination without “Cause” or resignation for “Good Reason.” Under such circumstances we have assumed that each would receive the minimum payment required under their retention agreements.

(4)	Amounts represent the amount needed to pay each named executive officer in order to satisfy their excise tax obligations under Section 280G of the Internal Revenue Code, which imposes an excise tax on certain payments made in connection with a change in control of the Company, and any additional tax cost related to the gross-up payment, assuming that a change in control of the Company and a qualifying termination of employment occurred on December 31, 2006. Amounts were determined in accordance with Section 280G and the regulations issued thereunder, assuming a regular income tax rate ranging from 43.7% to 44.5% based on each named executive officer’s work location and personal residence, each named executive officer’s Lazard compensation for the period from 2001-2005 and an interest rate equal to 5.62%.

If a named executive officer voluntarily resigns or retires from Lazard without good reason or is terminated by Lazard for cause, he will not be entitled to receive any severance payments from Lazard and any unvested RSUs will be forfeited.

With respect to a termination for cause of a named executive officer, other than Mr. Wasserstein, the term “cause” shall mean: (A) conviction of, or a guilty plea to, a felony, or of any other crime that legally prohibits the named executive officer from working for Lazard; (B) a breach of a regulatory rule that materially adversely affects the named executive officer’s ability to perform his duties for Lazard; (C) willful and deliberate failure on the part of the named executive officer (i) to perform his employment duties in any material respect or (ii) to follow specific reasonable directions received from Lazard; or (D) a breach of the covenants contained in the retention agreements that is (individually or combined with other such breaches) demonstrably and materially injurious to Lazard or any of its affiliates. Notwithstanding the foregoing, with respect to the events described in clauses (B) and (C)(i) hereof, the named executive officer’s acts or failure to act shall not constitute cause to the extent taken (or not taken) based upon the direct instructions of the chief executive officer of Lazard or the Board of Directors of Lazard or a more senior executive officer of Lazard.

With respect to a termination for cause under Mr. Wasserstein’s retention agreement, the term “cause” shall mean: (i) that he is convicted of, or pleads guilty to, a felony; (ii) that he has engaged in gross neglect or willful misconduct in carrying out his duties, which results in material economic harm to Lazard; or (iii) an act or failure to act which, under the provisions of applicable law, disqualifies Mr. Wasserstein from acting as the chief executive officer of the Company or as a director of the Company.

With respect to a termination by a named executive officer for good reason, the term “good reason” shall mean: (i) the assignment of the named executive officer to any duties inconsistent in any material respect with his position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect as of May 10, 2005, or any other action by Lazard which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of May 10, 2005, (ii) a material breach by Lazard of the terms of the retention agreements, or (iii) except with respect to Mr. Wasserstein, any requirement that the named executive officer’s principal place of employment be relocated to a location that is more than 30 miles from the named executive officer’s principal place of employment as of the date hereof.

The term “change in control” as used in the retention agreements and the 2005 Equity Incentive Plan shall mean any of the following events: (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s shareholders) of 20% or more of either (A) the then-outstanding shares of Common

Stock (treating, for this purpose, the then-outstanding Class II interests of LAZ-MD Holdings LLC (“Class II interests”) as shares of Common Stock on an as-if fully exchanged basis in accordance with the Master Separation Agreement) (the “Outstanding Company Common Stock”), assuming the full exchange of all of the then-outstanding Class II interests for shares of Common Stock in accordance with the Master Separation Agreement or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) a change in a majority of the current Board of Directors (the “Incumbent Board”) (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest); (iii) consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination (assuming in each case the full exchange of the Class II Interests for shares of Company Common Stock in accordance with the Master Separation Agreement) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, at least a majority of the Board of Directors of the resulting corporation were members of the Incumbent Board, and after which no Person owns 20% or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Exchange Act. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2006 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy on Related Party Transactions

Our Board of Directors has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating & Governance Committee or, under certain circumstances, the Nominating & Governance Committee Chair. The Nominating & Governance Committee shall review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the entry into the Interested Transaction. In determining whether to approve or ratify an Interested Transaction, the Nominating & Governance Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the interest of the “Related Party” (as defined below) in the transaction. In addition, the Board of Directors has delegated to the Chair of the Nominating & Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Nominating & Governance Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Nominating & Governance Committee Chair. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) we are a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders, or their family members (each a

“Related Party”) has a direct or indirect material interest in the transaction, and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.

Related Party Transactions

On May 10, 2005, as part of our initial public offering of Class A common stock, we completed a series of financing transactions the net proceeds of which were primarily used to redeem the outstanding Lazard Group membership interests of its historical partners. In the discussions below, we refer to these financing transactions and the IPO, collectively, as the “recapitalization.” Concurrently, on May 10, 2005, Lazard Group transferred its capital markets business, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, its merchant banking fund management activities other than its existing merchant banking business in France and specified non-operating assets and liabilities, to LFCM Holdings. In the discussions below, we refer to these businesses, assets and liabilities as the “separated businesses” and these transfers collectively as the “separation.”

Relationship with LAZ-MD Holdings and LFCM Holdings

LAZ-MD Holdings controls Lazard Ltd. As of February 15, 2007, LAZ-MD Holdings owned approximately 52.1% of the voting power of all shares of Lazard Ltd’s voting stock through its ownership of the Class B common stock and is thereby able to control the election of Lazard Ltd’s directors. Through its control of Lazard Ltd, LAZ-MD Holdings controls Lazard Group. LAZ-MD Holdings’ voting power in Lazard Ltd is intended to mirror its economic interest in Lazard Group, and its voting power will decrease over time in connection with the exchange of the LAZ-MD Holdings exchangeable interests by the current and former working members of Lazard Group for shares of Lazard Ltd’s Class A common stock. The current and former working members of Lazard Group, including our managing directors who held working member interests at the time of the separation, own LAZ-MD Holdings exchangeable interests and, through the LAZ-MD Holdings stockholders’ agreement, have the right to cause LAZ-MD Holdings to vote its Class B common stock on an as-if-exchanged basis.

In addition, LFCM Holdings, which is the entity that owns and operates the separated businesses, ceased to be a subsidiary of Lazard Group and LAZ-MD Holdings at the time of the separation. It is owned by current and former working members of Lazard Group, including our managing directors and named executive officers, who are members of LAZ-MD Holdings. Our president, Charles G. Ward, III, was the chairman of LFCM Holdings until he resigned from that position on November 8, 2006. LFCM Holdings has reimbursed us $500,000 for a portion of Mr. Ward’s salary and bonus in 2006 for services that Mr. Ward rendered to LFCM Holdings as its chairman through November 8, 2006. Another managing director of Lazard Freres & Co LLC replaced Mr. Ward as chairman of LFCM Holdings and we continue to be reimbursed for a portion of his salary and bonus for services rendered in such capacity.

We entered into several agreements with Lazard Group, LAZ-MD Holdings and LFCM Holdings to effect the separation and recapitalization transactions and to define and regulate the relationships of the parties. On November 6, 2006, Lazard Ltd, Lazard Group and LAZ-MD Holdings entered into certain modifications to those arrangements as requested by LAZ-MD Holdings on behalf of its members primarily related to the terms of exchangeability of the LAZ-MD Holdings exchangeable interests and the registration rights associated with the shares of our common stock issuable upon exchange of those interests. The modifications, which have been approved by the boards of directors of Lazard Ltd, Lazard Group and LAZ-MD Holdings, and, in accordance with the terms of the LAZ-MD Holdings stockholders’ agreement, the requisite vote of the holders of LAZ-MD Holdings exchangeable interests party thereto, involve changes to the stockholders’ agreement, the master separation agreement, and the retention agreements entered into with each managing director of Lazard in connection with the IPO, including the named executive officers. Except as described in this section, we do not have any material arrangements with LAZ-MD Holdings and LFCM Holdings other than ordinary course business relationships on arm’s length terms.

On May 24, 2006 Lazard Group entered into a letter agreement with Lazard Capital Markets LLC, a subsidiary of LFCM Holdings. The letter agreement provided that Lazard Capital Markets, as a registered broker-dealer, on behalf of Lazard Group, would make certain open market purchases of the Company’s Class A common stock from time to time as directed by Lazard Group. All such purchases were to be made in accordance with the “safe-harbor” provisions of Rule 10b-18 promulgated under the Exchange Act, and Lazard Capital Markets would receive a customary commission. On June 13 and June 14, 2006, Lazard Group repurchased an aggregate of 115,000 shares of our Class A common stock at a total cost of $4,178,841 (average cost per share $36.34) and paid Lazard Capital Markets a brokerage commission of $1,438. The Nominating & Governance Committee approved this arrangement pursuant to our policy on related party transactions.

On November 30, 2006, pursuant to a public offering that was registered with the SEC, the Company, together with certain selling shareholders, sold 14,050,400 shares of its common stock to the general public at a price of $45.42 per share. The offering was underwritten by Goldman, Sachs & Co. and Lazard Capital Markets LLC. Goldman, Sachs acted as sole book-running manager and the representative of the underwriters. The underwriting discounts and commissions paid to the underwriters by Lazard and the selling shareholders were negotiated with Goldman, Sachs on an arms-length basis. Goldman, Sachs purchased 80% of the shares being offered by the Company and the selling shareholders and Lazard Capital Markets purchased the remaining 20%, at an underwriting discount of $1.70325 per share. Lazard Capital Markets earned revenue, net of estimated underwriting expenses, of approximately $4.1 million from the sale of shares of common stock offered by the Company. This public offering, including the selection of Lazard Capital Markets as an underwriter, was approved by our Board of Directors. Pursuant to the Business Alliance Agreement with LFCM Holdings (described below), we received approximately half of the underwriting discount proceeds obtained by Lazard Capital Markets, a subsidiary of LFCM Holdings, in connection with this offering. See “—Business Alliance Agreement.”

Agreements with LAZ-MD Holdings and LFCM Holdings

We have provided below summary descriptions of the master separation agreement and the other key related agreements we entered into with Lazard Group, LAZ-MD Holdings and LFCM Holdings in connection with the separation and recapitalization transactions, as well as any amendments thereto. These agreements effected the separation and recapitalization transactions and also provide a framework for our ongoing relationship with LAZ-MD Holdings and LFCM Holdings. These agreements include:

•	the master separation agreement,

•	the license agreement,

•	the administrative services agreement,

•	the business alliance agreement, and

•	the tax receivable agreement.

The descriptions set forth below, which summarize selected terms of these agreements, are not complete. Copies of these agreements have been filed as exhibits to our Annual Report on Form 10-K and are available to the public from the SEC’s internet site at www.sec.gov.

Master Separation Agreement

On May 10, 2005, Lazard Ltd entered into the master separation agreement with Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains key provisions relating to the separation and recapitalization transactions and the relationship among the parties after completion of the separation and recapitalization. The master separation agreement identified the assets, liabilities and businesses of Lazard Group that were transferred to LFCM Holdings in connection with the separation and recapitalization and described when and how the separation and recapitalization occurred. In addition, the master separation agreement continues to regulate aspects of the relationship among the parties, including the exchange mechanics of the LAZ-MD Holdings exchangeable interests.

Relationship Among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings. The master separation agreement contains various provisions governing the relationship among Lazard Ltd, Lazard Group, LAZ-MD Holdings and LFCM Holdings after the separation and recapitalization, including with respect to the following matters.

Limitation on Scope of LAZ-MD Holdings’ Operations. The master separation agreement provides that LAZ-MD Holdings will not engage in any business other than to act as the holding company for the working members’ interests in Lazard Group and Lazard Ltd’s Class B common stock and actions incidental thereto, except as otherwise agreed by Lazard Ltd.

Parity of Lazard Group Common Membership Interests and Lazard Ltd’s common stock. The master separation agreement sets forth the intention of Lazard Group and Lazard Ltd that the number of Lazard Group common membership interests held by Lazard Ltd (or its subsidiaries) will at all times be equal in number to the number of outstanding shares of Lazard Ltd’s common stock, subject to customary anti-dilution adjustments.

Expenses. The master separation agreement sets forth the intention of Lazard Group to reimburse Lazard Ltd for its costs and expenses incurred in the ordinary course of business.

LAZ-MD Holdings Exchangeable Interests. The master separation agreement sets forth the terms and arrangements with respect to the LAZ-MD Holdings exchangeable interests, including the exchange rate and timing of exchangeability of those interests.

Indemnification. In general, under the master separation agreement, Lazard Group indemnifies LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur to the extent arising out of or relating to our business (both historically and in the future) and any and all losses that LFCM Holdings, LAZ-MD Holdings and their respective representatives and affiliates incur arising out of or relating to any breach of the master separation agreement by Lazard Group or Lazard Ltd.

In general, LFCM Holdings indemnifies Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives and affiliates for any and all losses (including tax losses) that such persons incur arising out of or relating to the separated businesses and the businesses conducted by LFCM Holdings (both historically and in the future) and any and all losses that Lazard Ltd, Lazard Group, LAZ-MD Holdings and their respective representatives or affiliates incur arising out of or relating to any breach of the master separation agreement by LFCM Holdings.

In general, under the master separation agreement, LAZ-MD Holdings indemnifies Lazard Ltd, Lazard Group, LFCM Holdings and their respective representatives and affiliates for any and all losses that such persons incur to the extent arising out of or relating to any breach of the master separation agreement by LAZ-MD Holdings.

Any indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee. The master separation agreement specifies procedures with respect to claims subject to indemnification and related matters.

Other Provisions. The master separation agreement also contains provisions governing the sharing of information between Lazard Ltd and Lazard Group, on the one hand, and LAZ-MD Holdings and LFCM Holdings, on the other hand.

On November 6, 2006, Lazard Ltd, Lazard Group and LAZ-MD Holdings entered into Amendment No. 1 to the master separation agreement (the “amendment”). The amendment modified the provisions of the master separation agreement relating to the exchange terms of the LAZ-MD Holdings exchangeable interests. The modifications included the following:

•

An exchange of LAZ-MD Holdings exchangeable interests may be conditioned upon the actual sale of all or any portion (such amount designated by the holder) of the LAZ-MD Holdings exchangeable interests in connection with a registered offering.

•

Holders of LAZ-MD Holdings exchangeable interests that are then exchangeable may exchange these interests not only at annual registration periods but also in connection with demand and piggy-back registration opportunities and during window periods after the filing of selected Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K by Lazard Ltd.

•

In addition to requiring the consent of Lazard Ltd, Lazard Group and LAZ-MD Holdings to amend the exchangeability provisions, any amendment that materially and adversely impacts the rights of any holder thereunder requires the consent of such holder or it will not apply to such person unless such amendment applies to and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Lazard License Agreement

The logo, trademarks, trade names and service marks of Lazard are currently property of various wholly-owned subsidiaries of Lazard Group. Pursuant to the master separation agreement, Lazard Group and those subsidiaries entered into a license agreement with LFCM Holdings that governs the use of the Lazard and LF names by LFCM Holdings in connection with the separated businesses.

In general, LFCM Holdings is permitted to use the Lazard and LF names to the extent that the Lazard name was being used at the time of the separation and recapitalization by the separated businesses and is permitted to use the LF name solely for the use of the name LFCM Holdings LLC in its capacity as a holding company for the separated businesses. Under the agreement, LFCM Holdings pays $100,000 per year for the right to license the Lazard name. The license survives with respect to capital markets activities until the expiration or termination of the business alliance provided for in the business alliance agreement that LFCM Holdings entered into with Lazard Group. With respect to merchant banking activities, LFCM Holdings’ license survives until the earlier of the expiration, termination or closing of the options to purchase the North American and European merchant banking businesses, granted in the business alliance agreement, as described in “—Business Alliance Agreement”, or until the business alliance agreement is terminated. The license for the LF name in LFCM Holdings LLC may be terminated by either party for any reason after the license with respect to the capital markets business and the license for the merchant banking activities have both expired or been terminated. Upon termination of either the license with respect to the capital markets business or the license for the merchant banking activities, the license fee for the calendar year following the termination and each year thereafter will be $75,000 per year. If both of those licenses are terminated, the license fee for the calendar year following the termination and each year thereafter will be $25,000 per year.

Administrative Services Agreement

We entered into an administrative services agreement with LAZ-MD Holdings and LFCM Holdings regarding the provision of administrative and support services after the separation and recapitalization.

Pursuant to the administrative services agreement, Lazard Group provides selected administrative and support services to LAZ-MD Holdings and LFCM Holdings, such as:

•	cash management and debt service administration,

•	accounting and financing activities,

•	tax,

•	payroll,

•	human resources administration,

•	financial transaction support,

•	information technology,

•	public communications,

•	data processing,

•	procurement,

•	real estate management, and

•	other general administrative functions.

Lazard Group charges LFCM Holdings for the above services based on Lazard Group’s cost allocation methodology. Notwithstanding Lazard Group’s providing data processing services, Lazard Group does not provide any security administration services, as such services were transferred to LFCM Holdings.

Pursuant to the administrative services agreement, Lazard Group also provides tax services to LAZ-MD Holdings and LFCM Holdings provides security administrative services to Lazard Group.

The services provided by Lazard Group to LFCM Holdings, and by LFCM Holdings to Lazard Group, under the administrative services agreement generally will be provided until December 31, 2008. LFCM Holdings and Lazard Group have a right to terminate the services earlier if there is a change of control of either party or the business alliance provided in the business alliance agreement expires or is terminated. The party receiving a service may also terminate a service earlier upon 180 days’ notice as long as such receiving party pays the service provider an additional 3 months of service fee for the terminated service. The services provided by Lazard Group to LAZ-MD Holdings will generally be provided until December 31, 2014, unless terminated earlier because of a change of control of either party. See Note 17 of notes to the consolidated financial statements in Lazard’s 2006 Annual Report on Form 10-K for a discussion of payments made in 2006 under the administrative services agreement.

In the absence of gross negligence or willful misconduct, the party receiving services under the administrative services agreement waives any rights and claims it may have against the service provider in respect of any services provided under the administrative services agreement.

Business Alliance Agreement

Lazard Group and LFCM Holdings entered into a business alliance agreement that provides for the continuation of Lazard Group’s and LFCM Holdings’ business relationships in the areas and on the terms summarized below.

The business alliance agreement provides that Lazard Group will refer to LFCM Holdings selected opportunities for underwriting and distribution of securities. In addition, Lazard Group will provide assistance in the execution of any such referred business. In exchange for this referral obligation and assistance, Lazard Group is entitled to a referral fee from LFCM Holdings equal to approximately half of the revenue obtained by LFCM Holdings in respect of any underwriting or distribution opportunity. In addition, LFCM Holdings will refer opportunities in the Financial Advisory and Asset Management businesses to Lazard Group. In exchange for this referral, LFCM Holdings is entitled to a customary finders’ fee from Lazard Group. In addition, the business alliance agreement further provides that, during the term of the business alliance, Lazard Frères & Co. LLC and LAM Securities will introduce execution and settlement transactions to newly formed broker-dealer entities affiliated with LFCM Holdings. The term of the business alliance expires on May 10, 2010, subject to periodic automatic renewal, unless either party elects to terminate in connection with any such renewal or elects to terminate on account of a change of control of either party. See Note 17 of notes to the consolidated financial statements in Lazard’s 2006 Annual Report on Form 10-K for a discussion of payments made in 2006 under the business alliance agreement.

In addition, the business alliance agreement granted Lazard Group options to acquire the North American and European merchant banking activities of Lazard Alternative Investments Holdings LLC, or “LAI,” the

subsidiary of LFCM Holdings that owns and operates all of LFCM Holdings’ merchant banking activities, exercisable at any time prior to the ninth anniversary of the equity public offering for a total price of $10 million. The option may be exercised by Lazard Group in two parts, consisting of an $8 million option to purchase the North American merchant banking activities and a $2 million option to purchase the European merchant banking activities. LAI’s merchant banking activities initially consist of the merchant banking management and general partner entities that were transferred to LFCM Holdings in connection with the separation. The business alliance agreement provides that, prior to the expiration, termination or exercise of the options, Lazard Group has certain governance rights with respect to LAI, and LFCM Holdings is required to support the business of LAI. In addition, Lazard Group is obligated to abide by obligations that existed as of the date of the separation and recapitalization with respect to funds existing as of such date and, other than with respect to the merchant banking operations retained by Lazard Group in the separation, Lazard Group will not compete with the merchant banking business of LAI until the expiration, termination or exercise of the options. Lazard Group may agree to new capital commitments and other obligations with respect to newly formed funds in its sole discretion. Lazard Group may be entitled to receive from LFCM Holdings all or a portion of payments from the incentive fees attributable to newly established LAI funds, such as Corporate Partners II Limited, less compensation payable to investment professionals who manage these funds.

From time to time we have considered exercising the option to acquire the merchant banking business and have had preliminary conversations with LFCM Holdings in that regard.

Pursuant to the business alliance agreement, LFCM Holdings agreed not to compete with any existing Lazard Group businesses until the latest to occur of the termination of the license agreement, the expiration, termination or exercise of the options to purchase the North American merchant banking activities and the European merchant banking activities or the expiration or termination of the business alliance.

Tax Receivable Agreement

In connection with the separation and recapitalization, we entered into a tax receivable agreement with LFCM Holdings on May 10, 2005. The agreement was based on the mutual recognition that the redemption of the Lazard Group membership interests held by the historical partners on May 10, 2005 for cash resulted in, and the exchange from time to time of the LAZ-MD Holdings exchangeable interests for shares of our common stock may result in, an increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. Although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the IRS, these increases in tax basis, if sustained, may reduce the amount of tax that our subsidiaries would otherwise be required to pay in the future.

The tax receivable agreement provides for the payment by our subsidiaries to LFCM Holdings of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. Our subsidiaries expect to benefit from the remaining 15% of cash savings, if any, in income tax that our subsidiaries realize. Any amount paid by our subsidiaries to LFCM Holdings will generally be distributed to the working members in proportion to their goodwill interests underlying the working member interests held by or allocated to such persons immediately prior to the separation.

In order to mitigate the risk to us of an IRS challenge to the tax basis increase, 20% of each payment that would otherwise be made by our subsidiaries will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. In addition, if the IRS successfully challenges the tax basis increase, any subsequent payments our subsidiaries are required to make under the tax receivable agreement will be reduced accordingly. However, under no circumstances will our subsidiaries receive any reimbursements from LFCM Holdings or any of the holders of LFCM Holdings of amounts previously paid by our subsidiaries under the tax receivable agreement. As a result, under certain circumstances, our subsidiaries could make payments to LFCM Holdings under the tax receivable agreement in excess of our subsidiaries’ cash tax savings.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group as a result of the redemption and exchanges and had our subsidiaries not entered into the tax receivable agreement. The term of the tax receivable agreement commenced on May 10, 2005 and will continue until all such tax benefits have been utilized or expired, unless our subsidiaries exercise their right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable, the allocation of the step-up among the Lazard Group assets, and the amount and timing of our subsidiaries’ income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group, during the 24-year term of the tax receivable agreement, the payments that our subsidiaries may make to LFCM Holdings could be substantial. If the LAZ-MD Holdings exchangeable interests had been effectively exchanged in a taxable transaction for common stock at the close of business on December 31, 2006, the aggregate increase in the tax basis attributable to our subsidiaries’ interest in Lazard Group would have been approximately $3.7 billion (based on the closing price per share of our common stock on the NYSE of $47.34), including the increase in tax basis associated with the redemption and recapitalization. The potential future increase in tax basis will depend on the Lazard common stock price at the time of exchange. The cash savings that our subsidiaries would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including sufficient taxable income to absorb the increase in tax basis, the allocation of the increase in tax basis to foreign or non-amortizable assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets. The tax receivable agreement requires approximately 85% of such cash savings, if any, to be paid to LFCM Holdings. Our ability to achieve benefits from any such increase, and the payments to be made under this agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

There were no payments made under the tax receivable agreement in 2006.

LAZ-MD Holdings Stockholders’ Agreement

Members of LAZ-MD Holdings, consisting of the current and former working members of Lazard Group, including our managing directors, have entered into a stockholders’ agreement with LAZ-MD Holdings and Lazard Ltd that addresses, among other things, LAZ-MD Holdings’ voting of its share of Class B common stock and registration rights in favor of the shareholders who are party to the agreement. Every working member at the time of the separation and recapitalization was offered the opportunity to become a party to the LAZ-MD Holdings stockholders’ agreement.

The LAZ-MD Holdings stockholders’ agreement will continue in effect until all LAZ-MD Holdings exchangeable interests have been exchanged for shares of Lazard Ltd’s common stock, and individual members of LAZ-MD Holdings will cease being party to the LAZ-MD Holdings stockholders’ agreement upon full exchange of his or her LAZ-MD Holdings exchangeable interests and underlying Lazard Group interests for Lazard Ltd’s common stock and such common stock is capable of resale generally under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). The LAZ-MD Holdings stockholders’ agreement may be terminated on an earlier date by LAZ-MD Holdings members entitled to vote at least 66 2/3% of the aggregate voting power represented by the LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement. The LAZ-MD Holdings stockholders’ agreement generally may be amended at any time by a majority of the aggregate voting power represented by LAZ-MD Holdings members who are party to the LAZ-MD Holdings stockholders’ agreement.

On November 6, 2006, Lazard Group delivered to LAZ-MD Holdings an acknowledgement letter (the “acknowledgement letter”) modifying the terms of the retention agreements of persons party to the amended and restated LAZ-MD stockholders’ agreement who are currently managing directors. The modifications include Lazard Group’s agreement that, in the event that any such person shall become entitled to exchangeability immediately following the third anniversary of the initial equity public offering, or May 10, 2008, of his or her LAZ-MD Holdings exchangeable interests, that person will not forfeit the right to early exchangeability with respect to the first tranche of his or her LAZ-MD Holdings exchangeable interests if he or she breaches the restrictive covenants (i.e., non-compete and non-solicitation provisions) in the retention agreement of such individual (although shares in the second and third tranches that would otherwise become exchangeable would not be exchangeable until the eighth anniversary of our initial equity public offering (May 10, 2013) in such an instance). The terms of the acknowledgement letter were approved by our Board of Directors.

Registration Rights. On November 6, 2006, the LAZ-MD Holdings stockholders’ agreement was amended and restated. The amended and restated stockholders’ agreement modified in certain respects the terms of the registration rights granted to holders of the LAZ-MD Holdings exchangeable interests who are party to that agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that the holders of shares of Lazard Ltd’s common stock already issued or to be issued upon exchange of the LAZ-MD Holdings exchangeable interests or the Lazard Group common membership interests currently held by LAZ-MD Holdings will be granted registration rights. These shares we refer to as “registrable securities,” and the holders of these registrable securities we refer to as “holders.” The holders are third-party beneficiaries for that purpose under the amended and restated LAZ-MD Holdings stockholders’ agreement, meaning that they will have the right to request LAZ-MD Holdings to compel Lazard Ltd to honor those obligations under the amended and restated LAZ-MD Holdings stockholders’ agreement.

The amended and restated LAZ-MD Holdings stockholders’ agreement provides that, after exchange for shares of Lazard Ltd’s common stock, each holder is entitled to unlimited “piggyback” registration rights, meaning that each holder can include his or her registrable securities in registration statements filed by Lazard Ltd, subject to certain limitations. Holders also have “demand” registration rights, meaning that, subject to certain limitations, after exchange for shares of Lazard Ltd’s common stock, they may require us to register the registrable securities held by them, provided that the minimum number of registrable securities necessary to effect a “demand” registration is the lesser of (1) the number of shares having a market value in excess of $50 million at such time (or $20 million after the ninth anniversary of our equity public offering (May 10, 2014)) or (2) 2,000,000 shares of our common stock. Lazard Ltd will pay the costs associated with all such registrations. Moreover, Lazard Ltd also will use its reasonable best efforts to file and make effective a registration statement on the third through the ninth anniversaries of the separation and recapitalization, in order to register registrable securities that were issued on those anniversaries or otherwise subject to continuing volume or transfer restrictions under Rule 144 of the Securities Act upon the exchange of the LAZ-MD Holdings exchangeable interests and the Lazard Group common membership interests, provided that the amount of registrable securities subject to such registration constitutes at least $50 million of shares of Lazard Ltd’s outstanding common stock.

Shares of Lazard Ltd’s common stock will cease to be registrable securities upon the consummation of any sale of such shares pursuant to an effective registration statement or under Rule 144 of the Securities Act or when they become eligible for sale under Rule 144(k) of the Securities Act. However, any holder who has shares that would have been registrable securities but for their eligibility for sale under Rule 144(k) and who holds, in the aggregate, an amount of registrable securities with a market value in excess of $25 million of Lazard Ltd’s outstanding common stock will be entitled to continued demand, annual registration and piggyback registration rights as described above.

Any amendments to the registration rights provisions of the amended and restated stockholders’ agreement shall require the affirmative approval of holders holding two-thirds of the shares of Lazard Ltd common stock covered under the amended and restated stockholders’ agreement in addition to the consent of Lazard Ltd and LAZ-MD Holdings, and any amendment that materially and adversely impacts the rights of any holder under the amended and restated stockholders’ agreement will also require the consent of such holder or it will not apply to such person unless such amendment applies to and affects the rights of all holders equally, regardless of whether or not such person is providing services to Lazard Ltd.

Each holder of registrable securities party to the amended and restated stockholders’ agreement may enforce his or her registration rights directly against Lazard Ltd, although LAZ-MD Holdings may elect to assume, seek and conduct the enforcement of any claims itself on behalf of such holder.

We expect that substantially all of Lazard Ltd’s common stock to be issued upon exchange of the LAZ-MD Holdings exchangeable interests will have the foregoing registration rights.

Voting Rights. Prior to any vote of the shareholders of Lazard Ltd, the LAZ-MD Holdings stockholders’ agreement requires a separate, preliminary vote of the members of LAZ-MD Holdings who are party to the LAZ-MD Holdings stockholders’ agreement (either by a meeting or by proxy or written instruction of the members of LAZ-MD Holdings) on each matter upon which a vote of the shareholders is proposed to be taken. Pursuant to the LAZ-MD Holdings stockholders’ agreement, members of LAZ-MD Holdings holding LAZ-MD exchangeable interests who are party to that agreement are individually entitled to direct LAZ-MD Holdings how to vote their proportionate interest in Lazard Ltd’s Class B common stock on an as-if-exchanged basis. For example, if a current or former working member’s LAZ-MD Holdings exchangeable interests were exchangeable for 1,000 shares of Lazard Ltd’s common stock, that working member would be able to instruct LAZ-MD Holdings how to vote 1,000 of the votes represented by the Class B common stock. However, the LAZ-MD Holdings Board of Directors has the ability to vote the voting interest represented by the Class B common stock in its discretion if the LAZ-MD Holdings Board of Directors determines that it is in the best interests of LAZ-MD Holdings.

The votes under the Class B common stock that are associated with any current or former working member who does not direct LAZ-MD Holdings how to vote on a particular matter will be abstained from voting. The terms of the LAZ-MD Holdings stockholders’ agreement with respect to voting continue to apply to any party to the LAZ-MD Holdings stockholders’ agreement who receives Lazard Group common membership interests upon exchange of his or her LAZ-MD Holdings exchangeable interests, until such time as that holder exchanges all of his or her Lazard Group common membership interests for shares of Lazard Ltd’s common stock.

Certain Relationships with Our Directors, Executive Officers and Employees

Mr. Anthony Orsatelli, a member of our Board of Directors, is a member of the executive board of IXIS Corporate & Investment Bank. In April 2004, Lazard Group and IXIS entered into a cooperation arrangement to place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Ixis,” and cooperate in their respective origination, syndication and placement activities. This cooperation covers French listed companies exceeding a market capitalization of €500 million. On March 15, 2005, Lazard Group and IXIS expanded this arrangement into an exclusive arrangement within France. The cooperation arrangement also provides for an alliance in real estate advisory work with the objective of establishing a common brand for advisory and financing operations within France. It also added an exclusive mutual referral cooperation arrangement, subject to the fiduciary duties of each firm, with the goal of referring clients from Lazard Group to IXIS for services relating to corporate banking, lending, securitizations and derivatives within France and from IXIS to Lazard Group for mergers and acquisitions advisory services within France. This expanded cooperation arrangement has a term of three years through May 10, 2008. In 2006, the cooperation arrangement generated $27.9 million of gross revenue for Lazard.

In connection with the cooperation arrangement, Lazard Group and IXIS have developed a business plan to promote mutual revenue production and sharing relating to the cooperation activities. As part of that plan, revenue from the various activities subject to the cooperation arrangement is credited towards a target weighted revenue number (the “Notional Reserve”) of €20 million (which the parties may agree to reduce if aspects of the cooperation do not take place), calculated by applying varying percentages depending on the source of the revenue plus the underwriting commissions received by IXIS for the ESUs. If at the end of the initial term of the cooperation arrangement (a) the sum of that calculation is less than the Notional Reserve, (b) the cooperation arrangement is not renewed and (c) Lazard Ltd’s common stock price fails to exceed $25 per share for a specified period, Lazard Group or its affiliate will pay IXIS or one of its affiliates the difference between the Notional Reserve and the sum of (1) the weighted revenue credits and (2) any gain IXIS has realized on a sale of its investment in our securities prior to the end of the initial term of the arrangement. The level of this potential payment would depend, among other things, on the level of revenue generated by the cooperation activities. The potential payment is limited, as of December 31, 2006, to a maximum of approximately €7.5 million (subject to further reduction in certain circumstances), which would only occur if the cooperation activities generate no revenue over the remaining initial period of such activities and the other conditions noted above have not been met.

In 2006, we advised on a major internal reorganization of CNCE, the former parent holding company of IXIS, involving both its shareholders and its subsidiaries. Pursuant to this reorganization IXIS Corporate & Investment Bank became a wholly-owned subsidiary of Natixis, and the common brand for Lazard’s cooperation arrangement became “Lazard-Natixis”. In addition, Mr. Orsatelli relinquished all his previous responsibilities in CNCE. We received advisory fees of $17.7 million with respect to the CNCE reorganization and $0.5 million for advisory services on an unrelated transaction for CNCE in 2006.

Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm in which Lazard does not hold any economic interest and at which Ellis Jones, who serves on our Board of Directors, serves as Chief Executive Officer. Wasserstein & Co., LP focuses primarily on leveraged buyout investments, venture capital investments and related investment activities, and manages capital on behalf of its institutional and individual investors, including public and corporate pension funds, foreign governmental entities, endowments and foundations and high-net worth individuals. Wasserstein & Co., LP also manages capital from its partners and officers. In addition, Wasserstein Holdings, LLC has various other business interests.

The Wasserstein funds may engage in activities that are similar to those in which we and our affiliates are engaged. If Mr. Wasserstein desires to make available any corporate opportunity of ours or our affiliates that arises from a relationship of ours or any of our affiliates (other than any relationship of Mr. Wasserstein existing on November 15, 2001), those opportunities can only be referred to the Wasserstein funds if Mr. Wasserstein first obtains the written consent of our Nominating & Governance Committee.

In 2006, Aggregate Industries acquired Meyer Material Company from U.S. Equity Partners II, L.P. and Park Avenue Equity Partners, L.P. for $231 million. Lazard was engaged by Meyer Material Company to advise it on this transaction and received a customary fee of $2.5 million. U.S. Equity Partners II, L.P is a private equity fund whose general partner is an affiliate of Wasserstein & Co., LP. The Nominating & Governance Committee of Lazard Ltd approved this arrangement pursuant to our policy on related party transactions.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Steven J. Heyer, Lady Sylvia Jay, and Michael J. Turner. Mr. Wasserstein, our Chairman and Chief Executive Officer, serves as the Chairman and is the majority owner of Wasserstein Holdings, LLC, the ultimate general partner of Wasserstein & Co., LP, a separate merchant banking firm in which Lazard does not hold any economic interest and at which Ellis Jones, who serves on our Board of Directors, serves as Chief Executive Officer. See “Certain Relationships with our Directors, Executive Officers and Employees” above.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of Lazard’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for Lazard’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm (“independent auditors”) is responsible for conducting annual audits and quarterly reviews of Lazard’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America and expressing an opinion on management’s annual assessment of internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2006 with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered whether the provision of other non-audit services by the independent auditors to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditors the auditors’ independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of Lazard’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in Lazard’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission.

Dated as of February 26, 2007

Audit Committee

Anthony Orsatelli* (Chair), Hal S. Scott and Ronald Doerfler

*	On February 27, 2007, Mr. Doerfler replaced Mr. Orsatelli as Audit Committee Chair. Mr. Orsatelli remains on the Audit Committee.

ITEM 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year, subject to shareholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for fiscal 2007 and perform other services. Deloitte & Touche LLP acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2006. In addition to this appointment, shareholders are requested to authorize the Board of Directors of the Company, acting by the Audit Committee of the Company, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2007. A Deloitte & Touche LLP representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions. The affirmative vote of a majority of the combined voting power of all of the shares of Lazard common stock present or represented and entitled to vote at the annual general meeting is required to ratify the appointment of Deloitte & Touche LLP. Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP. The Board recommends you vote FOR this proposal. If a majority of the votes cast on this matter are not cast in favor of the appointment of Deloitte & Touche LLP, the Board of Directors of the Company, in its discretion may select another independent auditor as soon as possible.

Fees of Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2006 and 2005, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows (in thousands of dollars):

Fees	2006	2005
Audit Fees for the audit of Lazard’s annual financial statements, the audit of the effectiveness of Lazard’s controls over financial reporting and reviews of the financial statements included in Lazard’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$5,251	$2,702

Audit-Related Fees, including fees for audits of employee benefit plans, computer and control related audit services, agreed-upon procedures, merger and acquisition assistance and other accounting research services	$983	$411

Tax Fees for tax consulting and compliance services not related to the audit	$1,013	$700

All Other Fees (including IPO related fees of $1,319 and services related to public company requirements in 2005)	$—	$1,899

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to Lazard and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy contains a list of prohibited non-audit services, and sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Committee. At least twice a year, the Audit Committee is presented with a report showing amounts billed by the independent auditor compared to the budget approvals for each of the categories of permitted services. The Audit Committee reviews the suitability of the pre-approval policy at least annually.

Shareholder Proposals and Nominations for the 2008 Annual General Meeting

Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of Lazard not later than December 3, 2007.

Other Proposals and Nominations. Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in Lazard’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of Lazard no later than the close of business on February 7, 2008, and not earlier than January 8, 2008. The notice must contain the information required by the Bye-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the SEC.

Annex A

Lazard Ltd

Standards of Director Independence

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director was (but no longer is) a (a) partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

A-1

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

A-2

Clarendon House 2 Church Street Hamilton, HM11, Bermuda	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

Proxies submitted by telephone or internet must be received by 11:59 P.M. Eastern Daylight Time, the day before the meeting date.

VOTE BY INTERNET https://www.proxyvotenow.com/laz • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	VOTE BY TELEPHONE 1-866-697-7117 • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	VOTE BY MAIL • Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card

1-866-697-7117

CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE

Mark, Sign, Date and Return
The Proxy Card Promptly	☒
Using the Enclosed Envelope	Votes must be indicated
(X) in Black or Blue ink.

The Board of Directors Recommends a vote “FOR” the listed nominees.							For	Against	Abstain

Item 1. Election of Directors						Item 2.

Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007 and authorization of Lazard Ltd’s Board of Directors, acting by the Audit Committee, to set their remuneration.

							☐	☐	☐
For All	☐	Withhold All	☐	For All Except	☐

Nominees: 01) Ellis Jones, 02) Anthony Orsatelli, 03) Hal S. Scott

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

For comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend the 2007 annual general meeting. YES  ☐        NO  ☐

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

Date	Share Owner sign here.	Co-owner-sign here.

PROXY	PROXY

Lazard Ltd

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2007 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Bruce Wasserstein, Steven J. Golub and Scott D. Hoffman proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held on Tuesday, May 8, 2007 at 10:30 a.m. (Eastern Daylight Time) in the MTR auditorium, lower level, 25 West 52nd Street, New York, New York and at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THEY WILL BE VOTED FOR ITEMS 1 AND 2. IN THEIR DISCRETION THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT THEREOF.

Lazard Ltd

P.O. Box 11353

New York, N.Y. 10203-0353

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